UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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SIMPSON MANUFACTURING CO., INC.

5956 W. Las Positas Blvd.
Pleasanton, California 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Simpson Manufacturing Co., Inc.:

We will hold the annual meeting of our stockholders at 2:00 p.m., Pacific Daylight Time, on Tuesday, April 21, 2015, at our home office located at 5956 W. Las Positas Blvd., Pleasanton, California. The matters that you will address at this meeting are:

1.    A proposal to elect as directors the 2 persons nominated by a committee of independent members of our Board of Directors, each to hold office for a 3-year term and until his or her successor is elected and qualifies or until his or her earlier resignation or removal.

2.    A proposal to approve the amended and restated Simpson Manufacturing Co., Inc. 2011 Incentive Plan.

3.    A proposal to ratify our Board of Directors’ selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

4.    An advisory (non-binding) vote to approve Named Executive Officer compensation.

5.    Any other business that properly comes before the meeting.

Only stockholders of record as of February 26, 2015, are entitled to notice of and will be entitled to vote at this meeting or any adjournment of this meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Brian J. Magstadt
Secretary

Pleasanton, California
March 9, 2015

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE THE PROXIES YOU APPOINT CAST YOUR VOTES.

SIMPSON MANUFACTURING CO., INC.

5956 W. Las Positas Blvd.
Pleasanton, California 94588
March 9, 2015

PROXY STATEMENT

Solicitation and Voting of Proxies

On behalf of the Board of Directors of Simpson Manufacturing Co., Inc., a Delaware corporation, we are soliciting from you a proxy in the enclosed form for use at our 2015 Annual Meeting of Stockholders. We will hold this meeting at our home office located at 5956 W. Las Positas Blvd., Pleasanton, California, on Tuesday, April 21, 2015, at 2:00 p.m., Pacific Daylight Time. Your proxy will be used at this meeting or at any adjournment of this meeting. Only holders of record of our common stock at the close of business on February 26, 2015, may vote at this meeting. At the close of business on that date, we had 49,295,157 shares of our common stock outstanding and entitled to vote. A majority, or 24,647,579, of these shares, present in person or represented by proxy at this meeting, will constitute a quorum for the transaction of business. We are making this Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2014, available to each of our stockholders on or about March 9, 2015.

Revocability of Proxy

If you give a proxy, you may revoke it at any time before the proxy holders vote it at the meeting, in any of the 3 following ways:

•	deliver a written notice to our Secretary by any means, including facsimile, stating that the proxy is revoked;

•	sign a proxy bearing a later date and deliver it to our Secretary; or

•	attend the meeting and vote in person, although your attendance at the meeting will not, by itself, revoke your proxy.

If, however, your shares are held of record by a broker, bank or other nominee and you desire to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares you desire to vote.

Expenses of Proxy Solicitation

We are paying the expenses of this solicitation of proxies. After we make this Proxy Statement and other soliciting materials available, we or our agents may also solicit proxies by mail, telephone, electronic mail or facsimile or in person.

Voting Rights

As a holder of our common stock, you are entitled to one vote per share on any matter submitted to a vote of the stockholders. Our Bylaws permit stockholders to cumulate their votes in the election of directors at an annual meeting if, at least 65 days before the meeting, a stockholder notifies our Secretary in writing of the stockholder’s intention to cumulate votes. Cumulative voting would entitle each stockholder to give one properly nominated candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares the stockholder holds or to distribute those votes on the same principle among as many properly nominated candidates as the stockholder thinks fit. Our Secretary has not, however, received a cumulative voting notice for this meeting, and as a result cumulative voting will not be available at this meeting.

Our Board of Directors expects all nominees named below to be available for election. If any nominee is not available, the proxy holders may vote for a substitute whom the Governance and Nominating Committee of our Board of Directors may nominate. We are not aware of any specific matter to be brought before the meeting that is not identified in the notice of the meeting and this Proxy Statement. If, however, stockholders present proposals at the meeting that are not included in this Proxy Statement, the proxy holders will have discretion to vote on those proposals as they see fit. The proxies solicited by this Proxy Statement will confer discretionary authority on matters of which we are not aware a reasonable time before the meeting. Accordingly, the proxy holders may use their discretionary authority to vote on any such matter pursuant to the proxies in the enclosed form. Our stockholders may cast votes personally at the meeting or the proxy holders may cast the votes of stockholders who provide proxies in the enclosed form.

•
For Proposal No. 1, election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote “FOR” or “AGAINST”, or to “ABSTAIN” from voting as to, each nominee. A nominee will be elected as a director if the nominee receives a majority of the votes cast for the nominee, meaning that to be elected the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee, with broker non-votes and abstentions not counted as a vote cast either “FOR” or “AGAINST” the nominee. Each incumbent director nominee has submitted his or her resignation as a director, which resignation becomes effective only if such nominee does not receive a majority of the votes cast and our Board of Directors accepts his or her resignation. Even if such nominee does not receive a majority of the votes cast, he or she will nevertheless continue to serve as a director until our Board of Directors accepts his or her resignation.

•	For Proposals No. 2 and 3, approval will require the affirmative vote of a majority of the votes cast at the meeting on those Proposals.

•	Proposal No. 4 is an advisory vote only and is not binding on us or our Board of Directors.

Abstentions and broker nonvotes count as shares present for determination of a quorum but do not count as affirmative or negative votes and do not count in determining the number of shares voted or votes cast on Proposal No. 1, Proposal No. 2 and Proposal No. 4.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information, as of February 26, 2015, unless otherwise indicated, about the beneficial ownership of our common stock by -

•	each stockholder known by us to be the beneficial owner of more than 5 percent of our common stock,

•	each director and director nominee,

•	each person currently serving as one of our executive officers named in the Summary Compensation Table - (See “Executive Compensation” below), and directors as a group

Name and, for Each 5% Beneficial Owner, Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Sharon Simpson	7,235,136	14.7%
21C Orinda Way
Orinda, CA 94563

Royce & Associates, LLC	4,014,293	8.1%
745 Fifth Avenue
New York, NY 10151

BlackRock, Inc. (2)	3,981,098	8.1%
40 East 52nd Street
New York, NY 10022

Ariel Investments, LLC (3)	3,178,871	6.4%
200 E. Randolph Drive, Suite 2900
Chicago, IL 60601

The Vanguard Group (4)	2,798,215	5.7%
100 Vanguard Blvd.
Malvern, PA 19355

Franklin Resources, Inc. (5)	2,423,680	4.9%
One Franklin Parkway
San Mateo, CA 94403-1906

Thomas J Fitzmyers (6)	129,972	*

Karen Colonias	6,906	*

Roger Dankel (7)	7,805	*

Ricardo M. Arevalo	7,824	*

Jeffrey E. Mackenzie	11,076	*

Brian J. Magstadt (8)	14,851	*

James S. Andrasick	2,137	*

Jennifer A. Chatman (9)	8,562	*

Gary M. Cusumano (9)	9,362	*

Celeste Volz Ford	1,856	*

Peter N. Louras, Jr. (9)	13,245	*

Robin G. MacGillivray (9)	8,562	*

All current executive officers and directors as a group (10)	222,158	0.5%
_______________________
*    Less than 0.5%

(1) We based the information in this table on information that our officers and directors provided to us and on statements on Schedule 13D or 13G that stockholders filed with the Securities and Exchange Commission and sent to us. Unless otherwise indicated below, the persons named in the table had sole voting and sole dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)	BlackRock, Inc. has sole voting power with respect to 3,881,184 shares and sole dispositive power with respect to 3,981,098 shares.

(3)	Ariel Investments, LLC has sole voting power with respect to 2,787,530 shares and sole dispositive power with respect to 3,178,871 shares.

(4)	The Vanguard Group has sole voting power with respect to 60,743 shares, sole dispositive power with respect to 2,732,072 shares and shared dispositive power with respect to 57,143 shares.

(5)	Franklin Resources, Inc. has sole voting power with respect to 2,319,680 shares and sole dispositive power with respect to 2,423,680 shares.

(6)
Includes 18,000 shares that are subject to options that we granted under our 1994 Stock Option Plan (now part of our 2011 Incentive Plan) and that are exercisable within 60 days. Mr. Fitzmyers has a revolving line of credit with a bank in the maximum amount of approximately $2.0 million that is secured by 100,000 shares of our common stock that he owns. There is currently a balance due on this line of credit of approximately $1.89 million.

(7)	Includes 4,000 shares that are subject to options that we granted under our 1994 Stock Option Plan (now part of our 2011 Incentive Plan) and that are exercisable within 60 days.

(8)	Includes 12,000 shares that are subject to options that we granted under our 1994 Stock Option Plan (now part of our 2011 Incentive Plan) and that are exercisable within 60 days.

(9)	Includes 5,000 shares that are subject to options that we granted under our 1995 Independent Director Stock Option Plan (now part of our 2011 Incentive Plan) and that are exercisable within 60 days.

(10)	Includes 54,000 shares subject to options that are exercisable within 60 days, as described in notes (6) through (9) above.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees

We have nominated for re-election at the meeting Jennifer A. Chatman and Robin G. MacGillivray, whose terms as directors expire in 2015. Below are the names of our directors and director nominees, and information about them. The persons authorized to vote the shares represented by proxies in the enclosed form intend to vote for Ms. Chatman and Ms. MacGillivray. Under our Bylaws, the stockholders will not be permitted to nominate anyone at the meeting.

		Director
Name	Age	Since	Position
Peter N. Louras, Jr. (1) (2) (4) (5)	65	1999	Chairman of the Board and Director — term expiring in 2016

James S. Andrasick (2) (3) (4) (5)	70	2012	Director — term expiring in 2016

Jennifer A. Chatman (1) (2) (3) (5)	55	2004	Director — term expiring in 2015

Karen Colonias (4) (5)	57	2013	President and Chief Executive Officer Director — term expiring in 2017

Gary M. Cusumano (4) (5)	71	2007	Director — term expiring in 2016

Thomas J Fitzmyers (4) (5)	74	1978	Vice Chairman of the Board and Director — term expiring in 2017

Celeste Volz Ford (1) (4) (5)	58	2014	Director - term expiring in 2017

Robin G. MacGillivray (2) (3) (4) (5)	60	2004	Director — term expiring in 2015

(1)	Member of the Compensation and Leadership Development Committee

(2)	Member of the Audit Committee

(3)	Member of the Governance and Nominating Committee

(4)	Member of the Acquisition and Strategy Committee

(5)	Member of the Growth Committee

Executive Officers

Our executive officers are: Karen Colonias, our President and Chief Executive Officer; Brian J. Magstadt, age 47, our Chief Financial Officer, Treasurer and Secretary; Jeffrey E. Mackenzie, age 53, our Vice President; Roger Dankel, age 51, and Ricardo M. Arevalo, age 58, the President of North American Sales and the Chief Operating Officer, respectively, of Simpson Strong-Tie Company Inc. We regard Mr. Dankel and Mr. Arevalo, as executive officers, because they perform management policy-making functions for us. Our executive officers also may serve as directors or officers of our subsidiaries.

Director and Officer Qualifications and Biographical Information

Our directors are individuals of reputation, integrity and accomplishment. They bring to Board issues a range of talents, including a customer-oriented focus, useful education, experience and insights. A majority of our outside directors must be independent. To be independent, an outside director must have no financial, family or close personal ties to us or our executives and must meet the New York Stock Exchange regulatory standard of independence. New directors are oriented to our business and governance through meetings with our officers and directors and visits to our facilities. We also support, and pay for, participation in continuing education programs to assist directors in performing their Board responsibilities.

Peter N. Louras, Jr. is a retired corporate executive and was appointed Chairman of our Board of Directors in April 2014. He joined The Clorox Company in 1980 and was Group Vice President from May 1992 until his retirement in July 2000. In this position, he served on The Clorox Company’s Executive Committee with overall responsibility for its international business activities and business development function, including acquisitions and divestitures. Before joining The Clorox Company, Mr. Louras, a certified public accountant, worked at Price Waterhouse in its offices in both San Francisco, California, and Philadelphia, Pennsylvania. Mr. Louras is a member of the American Institute of CPAs. Mr. Louras actively participates in civic projects and serves on the boards of various not-for-profit organizations. Mr. Louras’ business background provides the Board of Directors with a global perspective and hands-on experience in business development and strategic acquisitions. Mr. Louras also brings his financial accounting expertise to his role as a member of the Audit Committee.

James S. Andrasick joined our Board of Directors in June 2012. He brings over 40 years of business experience, most recently as the Chairman of Matson Navigation, until his retirement in 2009, and as its President and Chief Executive Officer from 2002 through 2008. Prior to his promotion to President and Chief Executive Officer of Matson Navigation in 2002, Mr. Andrasick was the Chief Financial Officer of Alexander & Baldwin, Inc., the parent company of Matson Navigation, and was responsible for all business development activity. He recently served as a Trustee and Chair of the Finance Committee of Mills College and is presently a Trustee of the U.S. Coast Guard Foundation. He also previously served as a Director and Chairman of the Board of the American Red Cross, Hawaii State Chapter, as well as serving on the boards of the Aloha United Way, Arthritis Foundation and Hawaii Maritime Center and was the Chairman and a Trustee of the University of Hawaii Foundation. Mr. Andrasick holds a Bachelor of Science degree in Engineering from the U.S. Coast Guard Academy and a Masters degree in Management Science from the Massachusetts Institute of Technology. His experience in developing the China market for Matson Navigation, in real estate development for Alexander & Baldwin, Inc. and in mergers and acquisitions gives him a unique understanding of the Company’s current opportunities, and his strong financial and operational background adds depth to our Board’s understanding of our business.

Jennifer A. Chatman is the Paul J. Cortese Distinguished Professor of Management, Haas School of Business, University of California, Berkeley. Before joining the Berkeley faculty in 1993, she was a professor at the Kellogg Graduate School of Management, Northwestern University. She received her Ph.D. from University of California, Berkeley in 1988. She is a Trustee of Prospect Sierra School. In addition to her research and teaching at University of California, Berkeley, she consults with a wide range of organizations and is the faculty director of the Berkeley Executive Leader Program. Ms. Chatman brings to our Board a deep understanding of organizational structure, leadership and compensation that gives us an objective perspective in interpreting and leveraging our unique culture to achieve our strategic objectives.

Karen Colonias was appointed as our Chief Executive Officer in September 2011, effective January 2012, and in April 2014 she was elected to our Board of Directors. From May 2009 to January 2012, she was our Chief Financial Officer, Secretary and Treasurer. Prior to that, she held the position of Vice President of our subsidiary, Simpson Strong-Tie Company Inc., and in that capacity since 2004 served as the Branch Manager of Simpson Strong-Tie’s manufacturing facility in Stockton, California. She joined Simpson Strong-Tie in 1984 as an engineer in the research and development department, where she was responsible for the design and testing of new products and code development. In 1998, Simpson Strong-Tie promoted Ms. Colonias to Vice President of Engineering, responsible for Simpson Strong-Tie’s research and development efforts. Before joining Simpson Strong-Tie, she worked as a civil engineer for the Bechtel Corporation. Ms. Colonias has a BS in Engineering and an MBA and is also a licensed professional engineer.

Gary M. Cusumano has over 35 years of experience with The Newhall Land and Farming Company, most recently as its Chairman. He retired from Newhall Land and Farming Company in January 2006. He is a director of Granite Construction, Inc., Forest Lawn Memorial Park and the J.G. Boswell Company, was formerly a director of Sunkist Growers, Inc., Watkins-Johnson Company and Zero Corporation and has served on the boards of many not-for-profit and community service organizations. Mr. Cusumano’s service as Chairman of the Newhall Land and Farming Company and his board service with Granite Construction provide our Board of Directors with his perspective and expertise from his service with a publicly traded New York Stock Exchange company and real estate developer.

Thomas J Fitzmyers was appointed Vice Chairman of our Board of Directors in April 2014, after serving as Chairman of our Board of Directors since January 2012. Prior to that, he served as our President and as a director since 1978 and served as our Chief Executive Officer since 1994. He has served as a director of our subsidiary, Simpson Strong-Tie Company Inc., since 1983 and as its Chief Executive Officer from 1983 to February 2009. He also served as a director of our subsidiary, Simpson Dura-Vent Company, Inc., from 1982 until its disposition in August 2010. Mr. Fitzmyers was employed by Union Bank from 1971 to 1978. He was a Regional Vice President when he left Union Bank to join us in 1978. Mr. Fitzmyers’ prior experience as President and Chief Executive Officer of Simpson Manufacturing Co., Inc. gives him unique and invaluable insights into the challenges facing our business and our industry.

Celeste Volz Ford is CEO of Stellar Solutions, Inc., which she founded in 1995. Stellar Solutions is a global provider of systems engineering expertise and a recognized leader in government and commercial aerospace programs with offices in California, Colorado and the Washington DC area. Ms. Ford is a proven leader of the Stellar companies, which include Stellar Solutions, Inc. (engineering services), Stellar Solutions Aerospace Ltd. (UK-based affiliate), QuakeFinder (humanitarian R&D division of Stellar

Solutions) and the Stellar Solutions Foundation. She is a member of the boards of several organizations in the private and public sectors, including the University of Notre Dame Board of Trustees, American Conservatory Theater and the Business Advisory Council of Illuminate Ventures and formerly served on the Boards of Heritage Bank, Bay Microsystems, Foundry Networks and California Space Authority. She is a member of the Council on Foreign Relations (CFR), National Association of Women Business Owners (NAWBO), American Institute of Aeronautics and Astronautics (AIAA), and Vistage International. Ms. Ford received her Bachelor of Science degree in Aerospace Engineering from the University of Notre Dame and a Masters of Science degree in Aerospace Engineering from Stanford University. Ms. Ford’s experience in building cutting-edge businesses brings a uniquely valuable perspective on the emerging opportunities and challenges facing the Company.

Robin G. MacGillivray retired from AT&T in April 2014, with nearly 15 years of executive leadership experience as a corporate officer. From January 2010 until her retirement, she was Senior Vice President - One AT&T Integration where she led the implementation of hundreds of world-wide initiatives designed to integrate merged organizations for optimal customer service and financial performance. Prior to that, she was Senior Vice President - Regional and Local Markets, responsible for service and sales to AT&T’s small business customers nationwide. Previously, she was President of Business Communications Services for AT&T’s western region, where she served the needs of small, medium and large businesses, including government, education and health care accounts. Over the course of her 35 year career, she held leadership positions in a variety of other areas, including engineering, operations, construction, finance and human resources. Ms. MacGillivray has a Bachelor of Arts degree in Journalism from the School of Journalism and her Master of Arts degree in Telecommunications from the Annenberg School of Communications, both at the University of Southern California. She also completed the Stanford Executive Program at Stanford University and the Harvard/MIT/Tufts Program on Negotiations. Ms. MacGillivray brings to our Board or Directors her extensive experience managing complex businesses in highly competitive and rapidly changing environments, cultivated from a variety of functional areas.

Brian J. Magstadt has served as Chief Financial Officer, Treasurer and Secretary since January 2012. He joined Simpson Manufacturing Co., Inc. in 2004 as Financial Reporting Specialist, and, from 2008 until 2012, served as our Financial Reporting Manager, overseeing our external reporting program and managing various other accounting and finance functions. He is a licensed CPA and holds a Bachelor of Science degree in Business Administration from California State University, Chico, and a Masters of Business Administration degree from Santa Clara University.

Jeffrey E. Mackenzie was appointed Vice President in December 2008. He joined Simpson Manufacturing Co., Inc. in 1994 and from November 2000 to December 2008, served as our Financial Reporting Manager, overseeing our external reporting program and managing various other finance functions, including our equity-based compensation programs. Prior to joining us, he worked for Deloitte & Touche, LLP as a Senior Accountant in San Francisco, California. Mr. Mackenzie is a licensed CPA (currently inactive) and holds a Bachelor of Science degree in Business Administration from California State University, San Diego, and a Masters of Business Administration degree from Santa Clara University.

Roger Dankel was appointed President of North American Sales of Simpson Strong-Tie Company Inc. in February 2014, to be effective July 1, 2014. He has been employed with us since 1993 as a Field Sales Representative until 1997, when he was promoted to Sales Manager in McKinney, Texas, and then Branch Sales Manager in charge of all sales functions of that branch. Roger has successfully integrated multiple new products, both acquired and internally developed, into Simpson Strong-Tie’s product line. Mr. Dankel holds a Bachelor of Science degree in Business Administration from Millsaps College. As a result of foreclosure proceedings related to a real estate investment, brought by Wells Fargo Bank, N.A., Mr. Dankel filed a Chapter 7 bankruptcy petition on June 27, 2013, in the United States Bankruptcy Court for the Eastern District of Texas. The court granted a discharge of debtor on October 1, 2013.

Ricardo M. Arevalo was appointed Chief Operating Officer of our subsidiary, Simpson Strong-Tie Company Inc., in February 2014, to be effective July 1, 2014. Mr. Arevalo began his career with us in 1999 at the Simpson Strong-Tie branch in Brea, California, as a Field Sales Engineer for the Wood Strong-Wall. From 2002 to 2008, he served as Simpson Strong-Tie’s Branch Engineering Manager for the Southwest United States. In 2008, he was promoted to Simpson Strong-Tie’s Vice President of Engineering, and in that capacity he organized and managed the support structure for multiple engineering groups (Connectors, Lateral systems, Fasteners, Anchors, FRP, RPS, Truss and Engineering Services), standardized policies and modernized and expanded research and test capabilities. Mr. Arevalo is a licensed California structural engineer and civil engineer, previously was a part-time lecturer in timber design at California Polytechnic University at Pomona and is the author of several publications on wood structures. He has represented Simpson Strong-Tie on national television promoting deck safety. He holds degrees from California Polytechnic University at San Luis Obispo and the University of California at Santa Barbara. Prior to joining Simpson Strong-Tie, he spent 19 years in private practice as a structural engineer.

Independence

The New York Stock Exchange corporate governance rules require that the board of directors of a listed company consist of a majority of independent directors. A majority of our directors are independent under those rules.

Our Board of Directors follows the independence standards required by the New York Stock Exchange corporate governance rules to determine director independence. Those standards provide, among other tests, that a director will not be independent of a listed company if:

•
the director is, or has been within the last 3 years, an employee of the listed company, or an immediate family member is, or has been within the last 3 years, an executive officer, of the listed company;

•
the director has received, or has an immediate family member who has received, during any 12-month period within the last 3 years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

•
(a) the director is a current partner or employee of a firm that is the company’s internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) the director or an immediate family member was within the last 3 years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;

•
the director or an immediate family member is, or has been within the last 3 years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on the other company’s compensation committee; or

•
the director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount that, in any of the last 3 fiscal years, exceeded the greater of $1,000,000 or 2 percent of the other company’s consolidated gross revenues.

For purposes of these standards, “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than any domestic employee, who shares the director’s home.

Applying the New York Stock Exchange independence standards, our Board of Directors has affirmatively determined that Mr. Andrasick, Ms. Chatman, Ms. Ford, Mr. Louras, and Ms. MacGillivray are each independent under the New York Stock Exchange corporate governance rules, in that none of them has a material relationship with us, either directly or as a partner, stockholder, officer or employee of an organization that has a relationship with us. Our Board of Directors has determined that our other directors, Ms. Colonias, Mr. Cusumano and Mr. Fitzmyers, are not independent under those rules. In making its determination, our Board of Directors considered all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and considered the issue not merely from the standpoint of a director, but also from that of persons or organizations with which a director has an affiliation.

Criteria and Diversity

In considering whether to nominate any candidate to serve on our Board of Directors, the Governance and Nominating Committee of our Board of Directors considers the candidate’s education, business experience, financial expertise, industry experience, business acumen, interpersonal skills, vision, teamwork, integrity, strategic ability and customer focus. Our Board of Directors does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board of Directors also believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities. We do not discriminate against nominees on the basis of race, color, religion, gender, gender identity or expression, sexual orientation, age, national origin, disability, covered veteran status, or any other status protected by law.

Attendance at Meetings

Our Board of Directors held 6 meetings in 2014. Its committees held a total of 22 meetings in 2014, including 7 meetings of the Audit Committee, 7 meetings of the Compensation and Leadership Development Committee, 3 meetings of the Governance and Nominating Committee and 5 meetings of the Acquisition and Strategy Committee. Each of our current directors attended at least 75 percent of the meetings of our Board of Directors and at least 75 percent of the meetings of the committees on which he or she served in 2014. All of our current directors attended the annual meeting of our stockholders in 2014, although we do not have a policy that requires our directors to attend the annual meeting of stockholders. In 2014, the outside members of our Board of Directors held 4 meetings in executive session on days when regular meetings of the entire Board of Directors were scheduled and no meetings in executive session on days when the entire Board of Directors did not meet.

Leadership Structure and the Board of Directors Role in Risk Management

Our Board of Directors and its committees take an active role in overseeing management of our risks. The Board regularly reviews information regarding our operational, financial, legal and strategic risks. Our Compensation and Leadership Development Committee is responsible for overseeing the management of risks relating to our compensation plans; our Audit Committee oversees management of our financial risks; and our Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. In 2009, our Board of Directors created the Acquisition and Strategy Committee, whose role in risk management includes evaluating and managing our strategic risks. While each committee is responsible for evaluating certain risks and overseeing the management of these risks, our entire Board of Directors is regularly informed about such risks through committee and executive officer reports.

For many years the roles of our Chairman and our Chief Executive Officer have been separated. We believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board of Directors and operating decisions. We feel that this has provided an appropriate balance of operational focus, flexibility and oversight.

Our outside directors meet at regularly scheduled executive sessions without members of management. In 2014, Peter N. Louras, Jr., was appointed Chairman of our Board of Directors. Mr. Louras is the first independent Director to occupy the role of Chairman and, as such, we did not appoint a new Lead Independent Director to succeed Earl F. Cheit who retired from our Board of Directors in April 2014 in accordance with the length-of-service provisions in our governance guidelines. Mr. Louras, as Chairman, has assumed the duties that were previously performed by the Lead Independent Director which include participating in setting the agenda of Board of Directors and Committee meetings, coordinating the distribution and presentation of meeting materials, managing communications between the Board of Directors and management, leading the Board of Director self-evaluation process, maintaining the focus and punctuality of Board of Directors and Committee meetings and presiding over executive session meetings of the outside directors. In addition, the Chairman's role also includes facilitating communications among members of the Board of Directors and between the Board of Directors and management, leading the efforts in evaluating our Chief Executive Officer and in succession planning, considering Board of Director committee membership and leadership and presiding at the annual meeting of stockholders.

Communications with our Board of Directors

We encourage stockholders and interested parties to communicate any concerns or suggestions directly to the independent members of our Board of Directors, by writing to:

Board of Directors
Simpson Manufacturing Co., Inc.
P.O. Box 1394
Alamo, CA 94507-7394

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF JENNIFER A. CHATMAN AND ROBIN G. MACGILLIVRAY, THE TWO NOMINEES FOR DIRECTOR AT THIS MEETING.

PROPOSAL NO. 2
APPROVAL OF THE AMENDED AND RESTATED
SIMPSON MANUFACTURING CO., INC. 2011 INCENTIVE PLAN

At the annual meeting, we will ask our stockholders to consider a proposal to approve an amended and restated Simpson Manufacturing Co., Inc. 2011 Incentive Plan (the "2011 A&R Incentive Plan"). The proposed changes to the 2011 Incentive Plan will (1) give our Compensation and Leadership Development Committee more flexibility in defining performance goals for the participants in the plan, and (2) increase the maximum aggregate number of restricted stock or restricted stock unit awards that may be granted in any calendar year to any one participant without increasing the overall number of restricted stock or restricted stock units that may be granted. Our Board of Directors believes that the proposed changes will afford us greater flexibility in formulating and implementing competitive compensation programs while maintaining compliance with Internal Revenue Code section 162(m), allowing us to deduct for tax purposes, compensation in excess of $1.0 million. We currently anticipate that awards under the 2011 A&R Incentive Plan will, in the aggregate, be consistent in economic substance with our existing policies and practices regarding granting stock-based awards to our employees, directors and consultants.

Our Board of Directors has approved and adopted the 2011 A&R Incentive Plan, which will only become effective if and when our stockholders approve the 2011 A&R Incentive Plan . If our stockholders do not approve this Proposal No. 2, the 2011 Incentive Plan, which was previously approved by our stockholders, will continue in full force and effect.

We are seeking stockholder approval of the 2011 A&R Incentive Plan in order to comply with the requirements of the New York Stock Exchange and to satisfy the stockholder approval requirements of Internal Revenue Code section 162(m).

Our Board of Directors believes that approval of the 2011 A&R Incentive Plan is in our and our stockholders’ best interests.
By affording our qualified employees, directors and consultants the opportunity to buy or own shares of our common stock, we intend the 2011 A&R Incentive Plan to help us to attract and retain qualified individuals as employees, directors and consultants and to provide such individuals with incentives to continue in our service, devote their best efforts to our business and improve our economic performance, thus enhancing our value for the benefit of stockholders.

Proposed Changes

We are proposing to make the following material changes to the 2011 Incentive Plan:

Change in Performance Goals

“Performance Goals” means performance goals established by the Committee from time to time. Such goals may be absolute in their terms or measured against or in relation to other companies comparably or otherwise situated. Such performance goals may be particular to a Participant or the Subsidiary, division or other unit in which the Participant works or may be based on the performance of the Company as a whole. The Performance Goals applicable to any Award that is intended to qualify for the performance-based exception from the tax deductibility limitations of Code section 162(m) shall be based on one or more of (i) earnings, (ii) unit sales, sales volume or revenue, (iii) sales growth, (iv) stock price~~,~~ (including comparisons with various stock market indices), (v) return on equity, (vi) return on investment, (vii) total return to stockholders, (viii) economic profit, (ix) debt rating, (x) operating income, (xi) cash flows, (xii) cost targets, (xiii) return on assets or margins~~.~~ or (xiv) implementation, completion or attainment of measurable objectives with respect to (1) software development, (2) new distribution channels, (3) customer growth targets, (4) acquisition identification and integration, (5) manufacturing, production or inventory targets, (6) new product introductions, (7) product quality control, (8) accounting and reporting, (9) recruiting and maintaining personnel, or (10) compliance or regulatory program targets. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including but not limited to, the passage of time or against other companies or financial metrics), (c) on a per share basis, (d) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company or (e) on a pre-tax or after tax basis.

Change in Annual Maximum Number of Restricted Stock or Restricted Stock Unit Awards to a Participant

(A)    Subject to section 3(B) hereof and to adjustment pursuant to section 11 hereof, 16,320,000 shares of Common Stock are reserved for issuance under this Plan, any or all of which may be delivered with respect to Option Awards, Restricted Stock Awards and RSU Awards and any or all of which may be authorized and unissued shares or treasury shares; provided that such 16,320,000 shares include all shares heretofore reserved for issuance pursuant to the Prior Plans. Subject to section 3(B) hereof and to adjustment pursuant to section 11 hereof, the following limits shall apply with respect to Awards that are intended to qualify for the performance-based exception from the tax deductibility limitations of Code section 162(m): (i) the maximum aggregate number of shares of Common Stock that may be subject to Options granted in any calendar year to any one Participant shall be 150,000 shares; and (ii) the maximum aggregate number of Restricted Stock Awards and shares of Common Stock issuable or deliverable under RSU Awards granted in any calendar year to any one Participant shall be ~~50,000~~ 100,000 shares.

Summary of the 2011 A&R Incentive Plan

While we are proposing to make only the changes outlined above, the following summarizes the proposed 2011 A&R Incentive Plan.

Common Stock Subject to the 2011 A&R Incentive Plan

Our Board of Directors has determined that an aggregate of 16,320,000 shares of our common stock may be issued on exercise of stock options or pursuant to awards of restricted stock or restricted stock units under the 2011 A&R Incentive Plan. Those shares include all shares heretofore reserved for issuance pursuant to the 1994 Stock Option Plan or the 1995 Independent Director Stock Option Plan. Of those 16,320,000 shares, 10,705,617 shares have been issued and 5,614,383 shares will remain available under the 2011 A&R Incentive Plan.

Not more than an aggregate of 150,000 shares of our common stock may be subject to stock options granted in any calendar year to any one participant under the 2011 A&R Incentive Plan. Not more than an aggregate of 100,000 shares of our common stock may be subject to awards of restricted stock or restricted stock units in any one calendar year to any one participant under the 2011 A&R Incentive Plan.

The above limitations are subject to proportionate adjustment in case of any stock split, stock dividend, recapitalization or other change in our capitalization generally. In addition, shares of our common stock subject to awards under the 2011 A&R Incentive Plan or stock options granted under and its predecessor plans, the 1994 Stock Option Plan or the 1995 Independent Director Stock Option Plan, that are forfeited, terminated, canceled or settled without the delivery of common stock, will again be available for awards under the 2011 A&R Incentive Plan as if such awards or grants had not been made, except that the aggregate number of shares of common stock that may be issued under the 2011 A&R Incentive Plan will not be increased by shares of common stock tendered in full or partial payment of the exercise price of any stock option, shares of common stock withheld to satisfy any tax withholding obligation or shares of common stock that we repurchase.

Administration by the Compensation and Leadership Development Committee

Our Board of Directors has delegated the administration of the 2011 A&R Incentive Plan to the Compensation and Leadership Development Committee. If our stockholders approve the 2011 A&R Incentive Plan, the Compensation and Leadership Development Committee will determine -

•	which employees, directors and consultants will be granted options, restricted stock or restricted stock units,

•	the time, type, size and terms of awards,

•	in the case of any grant of a stock option, whether it will be an incentive stock option or a non-qualified stock option (or “NQSO”), and

•	the form, terms and conditions of the agreement relating to each award.

The Compensation and Leadership Development Committee has full authority, among other things, to interpret the 2011 A&R Incentive Plan and grants under it, to establish, amend and rescind any rules and regulations relating to the 2011 A&R Incentive Plan, and to make any other determinations that the Compensation and Leadership Development Committee believes necessary or advisable for the administration of the 2011 A&R Incentive Plan.

The Compensation and Leadership Development Committee will select employees, directors and consultants to participate in the 2011 A&R Incentive Plan on the basis of their past and anticipated future contributions. Under the 2011 A&R Incentive Plan, we may grant incentive stock options, non-qualified stock options, restricted stock or restricted stock units.

Vesting of Awards

The Compensation and Leadership Development Committee may base the date or dates on which a stock option becomes exercisable or an award of restricted stock or restricted stock units becomes unrestricted on performance or other criteria, although no stock option may be exercised more than 10 years from its grant. The Compensation and Leadership Development Committee may divide the number of shares of our common stock subject to an award under the 2011 A&R Incentive Plan into periodic installments, with the stock option becoming exercisable or the restricted stock or restricted stock units becoming unrestricted (“vesting”) during each installment period with respect to the portion allotted to that period. Vesting provisions and restrictions may vary among awards. The Compensation and Leadership Development Committee has discretion to waive any of the vesting provisions or restrictions that apply to outstanding awards.

Generally, the Compensation and Leadership Development Committee currently intends to grant options under the 2011 A&R Incentive Plan that vest (become exercisable) in increments over 4 years and to grant restricted stock or restricted stock units under the 2011 A&R Incentive Plan that vest (become unrestricted) over 3 years, except that certain awards of options, restricted stock or restricted stock units granted to an employee who has reached retirement age, as determined by the Compensation and Leadership Development Committee, and ceases to be employed by us will fully vest on the employee’s termination date.

On receiving an award of restricted stock, a recipient will be entitled to the voting, dividend and other rights incident to ownership of our common stock with respect to the restricted stock, as set forth in the applicable agreement or as determined by the Compensation and Leadership Development Committee.

Awards Non-Transferable

Generally, stock options, restricted stock and restricted stock units awarded under the 2011 A&R Incentive Plan will not be transferable, although shares of restricted stock will become transferable after the applicable restrictions terminate. The Compensation and Leadership Development Committee may, however, determine that a recipient’s rights and interests in an award under the 2011 A&R Incentive Plan may be made transferable by the recipient, subject to such conditions as the Compensation and Leadership Development Committee may specify. A recipient of a stock option under the 2011 A&R Incentive Plan will not have any rights of a stockholder under the stock option, unless and until the stock option is exercised and shares subject to it are issued to the recipient, and then only with respect to such shares.

Change in Control

The 2011 A&R Incentive Plan defines “change in control” as one of the following:

•
a merger or consolidation in which we are not the surviving corporation, unless our stockholders immediately before the merger or consolidation continue to have substantially the same proportionate ownership in our successor entity immediately thereafter,

•
a reverse merger in which we are the surviving corporation, but as part of the merger the outstanding shares of our common stock convert into other securities, cash or other property, unless our stockholders immediately before the reverse merger continue to have substantially the same proportionate ownership in our successor entity immediately thereafter, or

•	the approval by our stockholders of a plan or proposal for our dissolution or liquidation.

The 2011 A&R Incentive Plan provides generally that, on a change in control, except as otherwise provided in agreements applicable to particular awards:

•
Our successor must assume all outstanding options or substitute similar options, or all outstanding options will continue in full force and effect, except as described in the next sentence. If our successor refuses to assume or continue the options or to substitute similar options, and if the nature and terms of employment or engagement, including compensation and benefits, of the stock option holders will change significantly as a result of the change in control, each such stock option will become immediately vested (exercisable) in full, and will be terminated if not exercised before or at the time of such change in control.

•
Our successor must substitute similar benefits for outstanding restricted stock and restricted stock units or all outstanding restricted stock and restricted stock units will continue in full force and effect, except as described in the next sentence. If our successor refuses to substitute similar benefits for such restricted stock and restricted stock units and refuses to continue such restricted stock and restricted stock units in full force and effect, and if the nature and terms of employment or engagement, including compensation and benefits, of the holders of such restricted stock and restricted stock units will change significantly as a result of the change in control, such restricted stock and restricted stock units will vest (become unrestricted) at the time of such change in control.

In connection with a change in control, the Compensation and Leadership Development Committee may, however, require that any outstanding stock option, restricted stock or restricted stock award (or part of it) will be canceled in exchange for payment in cash of the fair market value of the award. The retirement and change in control provisions apply to all participants in our 2011 A&R Incentive Plan, including our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers.

Forfeiture

Except as otherwise provided by the agreement applicable to an award under the 2011 A&R Incentive Plan, the Compensation and Leadership Development Committee may require a recipient to forfeit all unexercised, unearned, unvested or unpaid awards under the 2011 A&R Incentive Plan, if the Compensation and Leadership Development Committee determines that: (a) the recipient, while employed by us, has prepared to engage or has engaged, directly or indirectly, without our written consent, in any manner or capacity, in any business or activity competitive with any business that we conduct; (b) the recipient has performed any act or engaged in any activity that is materially detrimental to our best interests; or (c) the recipient has materially breached any agreement with us or duty to us.

No Other Rights

Nothing in the 2011 A&R Incentive Plan, or in any award granted under it, will confer on any person any right to continue in our employment or service or will limit, interfere with or otherwise affect in any way our right to terminate any recipient’s employment or service at any time. Nothing in the 2011 A&R Incentive Plan will prevent, limit or otherwise affect our authority with respect to any other or additional compensation arrangements. No person has or will have any claim or right to be granted an award under the 2011 A&R Incentive Plan.

Prior Grants under the 2011 Incentive Plan, and its predecessor plans, the 1994 Stock Option Plan and the 1995 Independent Director Stock Option Plan

The stock options that we have granted under the 2011 Incentive Plan, and its predecessor plans, the 1994 Stock Option Plan and the 1995 Independent Director Stock Option Plan, will continue in effect according to their terms and will continue to be governed by those Plans. We have granted the following restricted stock units and stock options, all of which are non-qualified stock options, under the 2011 Incentive Plan, and its predecessor plans, the 1994 Stock Option Plan and the 1995 Independent Director Stock Option Plan to the following persons in the amounts and at the exercise prices indicated:

Name and Title of Person or Description of Group	Year	Type	Number of RSUs or Shares Subject to Option	Exercise Price Per Share	Expiration Date

Karen Colonias,	1993	Options	20,712	$0.91	03/03/01
President, Chief Executive	1994	Options	14,384	2.88	05/24/01
Officer and Director	1994	Options	12,000	2.56	01/19/02
	1995	Options	12,000	3.38	12/31/02
	1996	Options	5,000	5.75	12/31/03
	1997	Options	5,000	8.33	12/31/04
	1998	Options	10,000	9.36	12/31/05
	1999	Options	14,000	10.94	12/31/06
	2002	Options	46,000	16.45	12/31/09
	2003	Options	46,000	25.43	12/31/10
	2004	Options	3,000	34.90	12/31/11
	2005	Options	3,000	40.72	01/25/13
	2006	Options	2,000	33.62	02/01/14
	2010	Options	50,000	29.66	02/02/18
	2011	RSUs	6,295	33.23	N/A
	2012	RSUs	23,333	31.96	N/A
	2013	RSUs	21,960	32.60	N/A
	2014	RSUs	20,588	32.64	N/A

Brian J. Magstadt,	2010	Options	12,000	29.66	02/02/18
Chief Financial Officer	2011	RSUs	3,440	33.23	N/A
Treasurer and Secretary	2012	RSUs	5,837	31.96	N/A
	2013	RSUs	9,094	32.60	N/A
	2014	RSUs	8,525	32.64	N/A

Roger Dankel	1996	Options	2,000	5.75	12/31/03
President of North	1997	Options	2,000	8.33	12/31/04

Name and Title of Person or Description of Group	Year	Type	Number of RSUs or Shares Subject to Option	Exercise Price Per Share	Expiration Date

American Sales, Simpson	1998	Options	8,000	9.36	12/31/05
Strong-Tie Company Inc.	1999	Options	8,000	10.94	12/31/06
	2002	Options	12,000	16.45	12/31/09
	2003	Options	12,000	25.43	12/31/10
	2004	Options	6,000	34.90	12/31/11
	2005	Options	6,000	40.72	01/25/13
	2006	Options	1,000	33.62	02/01/14
	2010	Options	4,000	29.66	02/02/18
	2011	RSUs	1,150	33.23	N/A
	2012	RSUs	1,150	31.96	N/A
	2013	RSUs	1,150	32.60	N/A
	2014	RSUs	3,477	32.64	N/A

Ricardo M. Arevalo	2002	Options	2,000	16.45	12/31/09
Chief Operating Officer,	2003	Options	2,000	25.43	12/31/10
Simpson Strong-Tie	2004	Options	1,000	34.90	12/31/11
Company Inc.	2005	Options	1,000	40.72	01/25/13
	2010	Options	20,000	29.66	02/02/18
	2011	RSUs	7,390	33.23	N/A
	2012	RSUs	7,725	31.96	N/A
	2013	RSUs	7,025	32.60	N/A
	2014	RSUs	3,477	32.64	N/A

Jeffrey E. Mackenzie,	1996	Options	4,000	5.75	12/31/03
Vice President	1997	Options	4,000	8.33	12/31/04
	1998	Options	6,000	9.36	12/31/05
	1999	Options	6,000	10.94	12/31/06
	2002	Options	8,000	16.45	12/31/09
	2003	Options	8,000	25.43	12/31/10
	2004	Options	4,000	34.90	12/31/11
	2005	Options	4,000	40.72	01/25/13
	2010	Options	40,000	29.66	02/02/18
	2011	RSUs	11,440	33.23	N/A
	2012	RSUs	11,440	31.96	N/A
	2013	RSUs	1,720	32.60	N/A
	2014	RSUs	1,720	32.64	N/A

Peter N. Louras, Jr.	1999	Options	8,000	9.73	02/13/07
Chairman of the Board	2002	Options	2,000	16.98	02/13/10
and Director	2003	Options	2,000	23.04	02/12/11
	2004	Options	2,000	36.00	02/13/12
	2005	Options	1,000	39.27	02/14/13

Name and Title of Person or Description of Group	Year	Type	Number of RSUs or Shares Subject to Option	Exercise Price Per Share	Expiration Date

	2010	Options	5,000	29.58	02/14/18
	2011	RSUs	1,425	33.23	N/A
	2012	RSUs	1,425	31.96	N/A
	2013	RSUs	1,425	32.60	N/A
	2014	RSUs	1,425	32.64	N/A

James S. Andrasick	2012	RSUs	1,425	31.96	N/A
Director	2013	RSUs	1,425	32.60	N/A
	2014	RSUs	1,425	32.64	N/A

Jennifer A. Chatman	2004	Options	4,000	36.00	02/13/12
Director	2005	Options	1,000	39.27	02/14/13
	2010	Options	5,000	29.58	02/14/18
	2011	RSUs	1,425	33.23	N/A
	2012	RSUs	1,425	31.96	N/A
	2013	RSUs	1,425	32.60	N/A
	2014	RSUs	1,425	32.64	N/A

Gary M. Cusumano	2010	Options	5,000	29.58	02/14/18
Director	2011	RSUs	1,425	33.23	N/A
	2012	RSUs	1,425	31.96	N/A
	2013	RSUs	1,425	32.60	N/A
	2014	RSUs	1,425	32.64	N/A

Thomas J Fitzmyers	1993	Options	126,000	0.91	03/03/01
Vice Chairman of	1994	Options	828,440	2.88	05/24/01
the Board and Directors	1994	Options	18,000	2.56	01/19/02
	1996	Options	18,000	5.75	12/31/03
	1997	Options	18,000	8.33	12/31/04
	1998	Options	18,000	9.36	12/31/05
	1999	Options	18,000	10.94	12/31/06
	2002	Options	18,000	16.45	12/31/09
	2003	Options	18,000	25.43	12/31/10
	2004	Options	90,000	34.90	12/31/11
	2005	Options	9,000	40.72	01/25/13
	2010	Options	18,000	29.66	02/02/18
	2011	RSUs	5,150	33.23	N/A
	2012	RSUs	3,865	31.96	N/A
	2013	RSUs	3,865	32.60	N/A

Celeste Volz Ford	2014	RSUs	1,425	32.64	N/A
Director

Name and Title of Person or Description of Group	Year	Type	Number of RSUs or Shares Subject to Option	Exercise Price Per Share	Expiration Date

Robin G. MacGillivray	2004	Options	4,000	36.00	02/13/12
Director	2005	Options	1,000	39.27	02/14/13
	2010	Options	5,000	29.58	02/14/18
	2011	RSUs	1,425	33.23	N/A
	2012	RSUs	1,425	31.96	N/A
	2013	RSUs	1,425	32.60	N/A
	2014	RSUs	1,425	32.64	N/A

Current Executive Officers, as a group	various	Options	1,542,536	0.91-40.72	03/03/01- 02/02/18
	various	RSUs	170,816	31.96-33.23	N/A

Current Directors Who Are Not Executive Officers, as a group	various	Options	45,000	9.73-39.27	02/13/07- 02/14/18
	various	RSUs	28,500	31.96-33.23	N/A

Employees and Consultants Who Are Not Executive Officers, as a group	various	Options	9,283,780	0.91-40.72	03/03/01- 02/02/18
	various	RSUs	1,203,113	31.96-33.23	N/A

The closing market price of a share of our common stock, as reported by the New York Stock Exchange on February 26, 2015, was $36.09.

Awards of Restricted Stock and Restricted Stock Units

Restricted stock will constitute issued and outstanding shares of our common stock, except that a recipient will not be entitled to delivery of a certificate representing restricted stock until expiration of the restrictions applicable to it, and we will retain custody of all restricted stock issued as a dividend or otherwise with respect to restricted stock, which will be subject to the same restrictions, terms and conditions as are applicable to the awarded restricted stock. No Restricted Stock will bear interest or be segregated in a separate account. Restricted stock units constitute only our agreement to issue shares of our common stock or cash to the recipient after the applicable restricted period in consideration of the performance of services, and the recipient will not have any rights as a stockholder with respect to the shares of our common stock subject to the restricted stock units until such time, if any, as shares of our common stock are delivered to the recipient pursuant to the applicable agreement. The Compensation and Leadership Development Committee currently expects that recipients of awards of restricted stock or restricted stock units may not be required to pay for the awards or, if required to pay, may be required to pay less than the fair market value of the restricted stock or restricted stock units.

The grant of a restricted stock or restricted stock unit award under the 2011 A&R Incentive Plan should not have any federal income tax consequences, unless, in the case of a restricted stock award, the recipient makes an election under Internal Revenue Code section 83(b). On the lapse of the restrictions of a restricted stock unit award, or a restricted stock award for which the recipient does not make an election under Internal Revenue Code section 83(b), the recipient generally recognizes taxable ordinary income equal to the fair market value of the shares of our common stock received at that time. If a recipient of an award of restricted stock makes an election under Internal Revenue Code section 83(b) within 30 days of receiving the award, the recipient will recognize taxable ordinary income at that time equal to the then fair market value of the shares of common stock to which the award relates, but will not be subject to income tax when the restrictions lapse.  We generally must withhold tax from the recipient’s regular or supplemental wages based on the amount of ordinary income that the recipient recognizes and we are generally entitled to a business expense deduction in that amount. To the extent provided in a restricted stock or restricted stock unit award, the recipient may satisfy the withholding obligation by paying cash or by authorizing us to withhold shares from the shares the recipient would otherwise receive on the lapse of the restrictions.

             When a recipient sells shares of restricted stock for which no election was made under Internal Revenue Code section 83(b), or sells shares acquired under a restricted stock unit award, the recipient recognizes capital gain or loss equal to the difference between the selling price for the shares and the fair market value of the shares when the restrictions lapse.  If a recipient of restricted stock has made an election under Internal Revenue Code section 83(b), on selling the shares of restricted stock the recipient recognizes capital gain or loss equal to the difference between the selling price for the shares and the fair market value of the shares when the award was granted.  If the recipient holds the shares for a year or more after reporting ordinary income on the award (either when an election was made under Internal Revenue Code section 83(b) or when the restrictions lapsed), any gain on the sale of those shares is long-term capital gain. A recipient’s sale of shares acquired on the grant of a restricted stock or restricted stock unit award generally has no tax consequences to us.

Currently, the maximum marginal federal income tax rate on an individual’s net long-term capital gains is 20% and on an individual’s ordinary income is 39.6%. Additionally, investment income may be subject to a 3.8% surtax. Because an individual may deduct up to $3,000 of net capital losses in any year, it may be advantageous to characterize gain as long-term capital gain if the recipient has capital losses from other investments.

In general, if a recipient of an award of restricted stock or restricted stock units under the 2011 A&R Incentive Plan ceases to be our employee, director or consultant, the recipient will be entitled to the shares of our common stock issued pursuant to the award, to the extent that the restrictions on the award have lapsed at that time. Any restricted stock or restricted stock unit award terminates to the extent that the restrictions apply at that time.

Awards of Stock Options

Several conditions apply to incentive stock options generally, in accordance with the Internal Revenue Code. Only employees are entitled to receive grants of incentive stock options. If we grant an incentive stock option, the special federal income tax treatment accorded to incentive stock options (discussed below) is available only if, among other requirements, -

•	the optionee does not sell the shares received on exercise of the stock option until at least 2 years after we grant the stock option and 1 year after its exercise, and

•	we employ the optionee at all times from the date the stock option is granted to 3 months before the exercise of the option.

In addition, to the extent that incentive stock options granted under the 2011 A&R Incentive Plan that vest in any year allow an optionee to acquire our common stock with a fair market value of more than $100,000, those incentive stock options are treated as non-qualified stock options. We have not previously granted any incentive stock options and currently have no plans to do so.

In general, on exercising a stock option granted under the 2011 A&R Incentive Plan, the optionee must pay us the exercise price in cash. The Compensation and Leadership Development Committee has discretion to allow the optionee to pay the exercise price, either at the time the stock option is granted or when the optionee exercises it, by delivering shares of our common stock to us, or according to a deferred payment arrangement, or in some other manner. If the Compensation and Leadership Development Committee allows the optionee to defer payment for the exercise of an option, we charge the optionee interest at least annually on the deferred amount at the minimum rate that avoids characterization of any of the exercise price as interest under the Internal Revenue Code or, if less, at the maximum rate permitted by law.

The grant of a non-qualified stock option under the 2011 A&R Incentive Plan should not have any federal income tax consequences. On exercising a non-qualified stock option, the optionee generally recognizes taxable ordinary income equal to the excess of (a) the fair market value of the shares of our common stock purchased on such exercise, over (b) the stock option exercise price for those shares. We generally must withhold tax from the optionee’s regular or supplemental wages based on the amount of ordinary income that the optionee recognizes and we are generally entitled to a business expense deduction in that amount. To the extent provided in an option, the optionee may satisfy the withholding obligation by paying cash, by authorizing us to withhold shares from the shares the optionee would otherwise receive on exercising the option, or by delivering to us shares of our common stock that the optionee already owns.

When an optionee sells shares acquired by exercising a non-qualified stock option, the optionee recognizes capital gain or loss equal to the difference between the selling price for those shares and the fair market value of the shares when the optionee exercises the option. If the optionee holds the shares for a year or more after exercising the non-qualified stock option (not including the time the optionee holds the stock option before exercising it), any gain on the sale of those shares is long-term capital gain. An optionee’s sale of shares acquired on exercise of a non-qualified stock option has no tax consequences to us.

The grant of an incentive stock option under the 2011 A&R Incentive Plan generally has no federal income tax consequences to the optionee. Similarly, the optionee should not recognize any income on exercising an incentive stock option. The optionee recognizes income with respect to an incentive stock option when the optionee sells the shares acquired on exercise of the option, and the optionee then generally recognizes capital gain or loss equal to the difference between the selling price and the stock option exercise price for those shares. This federal income tax treatment is available, however, only if the optionee does not sell the shares acquired on exercise of an incentive stock option until at least 2 years after the stock option grant and at least 1 year after the stock option exercise. If an optionee sells the shares before holding them for the required period (a disqualifying disposition), the shares are treated similarly to shares acquired through the exercise of a non-qualified stock option - the optionee generally recognizes as ordinary income in the year of the sale the excess of the fair market value of the shares when the optionee exercises the stock option over the stock option exercise price for those shares, and recognizes as capital gain the excess, if any, of the selling price over the fair market value of the shares when the optionee exercises the option. If an optionee sells the shares before holding them for the required period at a price less than fair market value of the shares when the optionee exercises the option, the optionee recognizes ordinary income equal to the excess, if any, of the amount realized on the sale over the exercise price. In case of a disqualifying disposition, we generally can take a business expense deduction in an amount equal to the amount the optionee recognizes as ordinary income.

Exercise of an incentive stock option may have implications with respect to alternative minimum tax. After calculating regular tax liability, a taxpayer must determine whether he or she owes alternative minimum tax by recalculating his or her tax by disallowing certain deductions and adding certain items to income. The alternative minimum tax calculation requires an optionee to include in income the excess of the fair market value of the shares at the time of exercise over the stock option exercise price, potentially resulting in federal tax of up to 28% on such amount.

Currently, the maximum marginal federal income tax rate on an individual’s net long-term capital gains is 20% and on an individual’s ordinary income is 39.6%. Additionally, investment income may be subject to a 3.8% surtax. Because an individual may deduct up to $3,000 of net capital losses in any year, it may be advantageous to characterize gain as long-term capital gain if the optionee has capital losses from other investments.

Except as otherwise provided in the applicable stock option agreement and with other exceptions provided in the 2011 A&R Incentive Plan:

•
If an optionee’s employment with us or engagement as our outside director or consultant ceases for a reason other than retirement after age 60, disability or death, each stock option held by the optionee will be exercisable, at any time or from time to time, before the earlier of the fixed termination date set forth in the stock option agreement and the ninetieth day after the cessation of the optionee’s employment or engagement, for the number of shares that the optionee could have acquired on exercise of the stock option immediately before the cessation of the optionee’s employment or engagement.

•
If our employee who holds a stock option dies while employed, during the period when the employee, if disabled, would be entitled to exercise the stock option, or after the employee’s retirement after age 60, the stock option will be exercisable until the fixed termination date set forth in the stock option agreement for the number of shares that the employee could have acquired on exercise of the stock option immediately before the employee’s death.

•
If our employee who holds a stock option ceases to be employed with us because of disability, the stock option will be exercisable until the fixed termination date set forth in the stock option agreement for the number of shares that the employee could have acquired on exercise of the stock option immediately before the employee’s disability.

•
If our employee who holds a stock option ceases to be employed with us because of retirement after age 60, the stock option will be exercisable until the fixed termination date set forth in the stock option agreement for the number of shares that the employee could have acquired on exercise of the stock option immediately before the employee’s retirement.

•
If the service with us of an outside director or consultant who holds a stock option ceases by reason of retirement, disability or death, the stock option will be exercisable until the fixed termination date set forth in the stock option agreement for the number of shares that the outside director or consultant could have acquired on exercise of the stock option immediately before the outside director’s or consultant’s retirement, disability or death.

If the optionee does not exercise the stock option within that time, the stock option terminates. Any stock option or portion of a stock option that is not vested when the optionee ceases to be our employee, outside director or consultant terminates on that date and cannot be exercised thereafter.

Notwithstanding the cessation of employment or service of an optionee, the Compensation and Leadership Development Committee may extend the expiration date of any stock option held by the optionee, but not beyond the expiration date of the stock option set forth in the applicable stock option agreement.

Other Matters

Without the approval of our stockholders, except for adjustments for stock splits, stock dividends, recapitalizations and other changes in our capitalization generally and except for the change in control provisions, we will not:

•	authorize the amendment of any outstanding stock option to reduce its exercise price;

•	cancel and replace any outstanding stock option with another stock option having a lower exercise price, or for another award, or for cash; or

•	pay a cash bonus or grant or sell another award at the time of exercise of a stock option.

The Compensation and Leadership Development Committee may suspend or terminate the 2011 A&R Incentive Plan at any time. We will not grant any awards under the 2011 A&R Incentive Plan after it is terminated. Termination of the 2011 A&R Incentive Plan will not, however, affect any awards of stock options, restricted stock or restricted stock units made before the termination. The Compensation and Leadership Development Committee may amend the 2011 A&R Incentive Plan at any time, subject in some cases to the approval of our stockholders.

The 2011 A&R Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Internal Revenue Code section 401(a).

Internal Revenue Code section 409A generally provides that deferred compensation that does not satisfy the requirements of section 409A is taxable to the recipient when it vests and is subject to an additional penalty of 20% of the deferred compensation. Treasury Regulations under section 409A provide that incentive stock options and non-qualified stock options that are issued to purchase stock generally are not treated as deferred compensation arrangements subject to section 409A, if the exercise price of the options may never be less than the fair market value of the underlying stock when the options are granted. The 2011 A&R Incentive Plan is intended to cause awards granted under it not to be subject to section 409A.

A copy of the 2011 A&R Incentive Plan is attached to this Proxy Statement as Exhibit A and is incorporated herein by this reference. The description of the 2011 A&R Incentive Plan in this Proxy Statement is qualified in its entirety by reference to Exhibit A attached hereto.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT OF THE SIMPSON MANUFACTURING CO., INC. 2011 INCENTIVE PLAN, IN THE FORM ATTACHED AS EXHIBIT A.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has selected PricewaterhouseCoopers LLP as the principal independent registered public accounting firm to audit our internal controls over financial reporting and our financial statements for 2015. You will be asked to ratify that selection. PricewaterhouseCoopers LLP has audited our financial statements since before our initial public offering in 1994. A PricewaterhouseCoopers LLP representative will be present at the meeting, will be given an opportunity to make a statement at the meeting if he or she desires to do so, and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 4
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At each annual meeting, we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. At this meeting, the stockholders will vote on the following resolution:

RESOLVED that the compensation paid to this corporation’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

As described below under “Executive Compensation - Compensation Discussion and Analysis,” we seek to closely align the interests of our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers (our Named Executive Officers) with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. This vote is advisory, which means that it is not binding on us, our Board of Directors or the Compensation and Leadership Development Committee of our Board of Directors. The Compensation and Leadership Development Committee and our Board or Directors value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our Named Executive Officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

Our philosophy on compensation is to closely align the interests of our Named Executive Officers with those of our stockholders. Our Named Executive Officers include our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers. Our compensation is also structured to give our employees, not just our Named Executive Officers, an opportunity to earn above-market compensation for outstanding performance, measured by our success. We believe that we do this by providing a high degree of incentive to achieve both short-term and long-term goals, goals that, when met, also increase our stockholders’ return. Because payments to our employees depend on our first reaching financial goals, our stockholders participate in our returns before our employees. To avoid unnecessary or excessive risk-taking in our compensation programs, our goals are generally focused on branch or company performance, not on individual performance. Our Named Executive Officers’ total compensation comprises a mix of salary and retirement plan contributions, a quarterly cash incentive program and long-term equity incentives. In 2015, we have introduced stock ownership guidelines for each of our Named Executive Officers to provide enhanced alignment with our stockholders. See “Stock Ownership Guidelines for Named Executive Officers” below.

Historically, our programs have aligned our employees’ interests with our strategic objectives and have rewarded them with above-market compensation during highly prosperous periods and have retained a cohesive team of our most valued employees during more challenging economic times. Since we use a measure based on operating profit as the basis for both our non-equity incentive plan and our equity incentive plan, we believe that this is the most relevant measure to evaluate our financial performance for the purpose of making compensation decisions. The following table illustrates the correlation of the compensation of our Named Executive Officers with our financial performance.

	2014		2013		2012
Performance Measure (000s)	Amount	Change	Amount	Change	Amount	Change
Income from Operations	$99,276	21.8%	$81,478	32.0%	$61,709	(16.7)%
CEO Cash Profit Sharing	1,954	36.0%	1,438	19.9%	1,199	(23.3)%

In 2014 and 2013, the amount of CEO cash profit sharing increased, consistent with the increase in our income from operations in 2014 and 2013, while in 2012, the amount of CEO cash profit sharing declined, consistent with the decline in our income from operations in 2012. The magnitude of the change for each year varies as the cash profit sharing computation is based on income from operations adjusted for certain amounts in excess of a specified return on qualified assets. See “Executive Officer Cash Profit Sharing Plan” below.

The other part of our incentive compensation is equity-based compensation. Before 2012, equity-based compensation consisted of grants of non-qualified stock options. Since 2012, equity-based compensation has consisted of awards of restricted stock units. Equity compensation is also awarded to participating employees, including our Named Executive Officers, based on performance-based results. Generally, equity-based compensation awards are based on achieving the same operating profit goals as our cash profit sharing plans. Once awarded, however, the value of these awards depends on our stock price performance over time. Stock options granted to our Named Executive Officers vest over 4 years at a rate of 25 percent per year. The restrictions on restricted stock units lapse 25 percent on each of the date of the award and the first, second and third anniversaries of the date of the award, except for those awarded to Karen Colonias and Brian J. Magstadt beginning in 2013, which lapse 75 percent on the third anniversary of the date of the award and 25 percent on the fourth anniversary of the date of the award. For our employees to fully realize the value of the equity-based compensation, we must continually improve our operating results.

The Compensation and Leadership Development Committee increased each of our Named Executive Officers’ salaries by 3% for 2015 over their salaries for 2014. Because our President of North American Sales and our Chief Operating Officer were promoted into their roles as of July 1, 2014, their total salary paid in 2015 is expected to be more than 3% higher than their total salary paid in 2014, but the increase in their rate of pay for 2015 is 3% higher than their ending annual salary for 2014. In 2014, the rate of contribution to our Named Executive Officers’ profit sharing trust accounts remained unchanged from 2013, at 7 percent of salary for the discretionary contribution plus 3 percent of salary for the safe-harbor contribution. See “Salary and Profit Sharing Trust Contributions” below.

We encourage you to read this Compensation Discussion and Analysis in its entirety, as well as the information in the

Summary Compensation Table and other related tables and disclosures, for an understanding of our compensation programs.

Analysis

The overall philosophy of our compensation program is to provide a high degree of incentive to employees by creating programs that reward achievement of specific profit goals. We have followed the same philosophy for many years and that experience has continuously reinforced our belief that it successfully drives our financial performance. We believe that our incentive programs, based on profit targets, align the interests of employees and stockholders, allow us to attract high-performing employees and help us retain the services of employees whose contributions are instrumental in achieving our goals. Historically, as a means of creating a sense of unity and cooperation among our employees, we have not had any special compensation plans exclusively for executive officers. Our Named Executive Officers are at-will employees. We do not have a written employment agreement with any of them, and we generally do not offer any severance benefits. We or the officer can terminate the employment relationship at any time, for any reason, with or without cause.

The primary objective of our overall compensation program is to motivate our Named Executive Officers and other officers and employees to increase stockholder value, and we aim to compensate them fairly relative to our achievement of that objective. To retain their services, some portion of their compensation, in the form of salary and profit sharing trust contributions, should compensate them for their own investment of time, regardless of the performance of our businesses. Each element of the compensation of our Named Executive Officers and other officers and employees possesses characteristics intended to motivate them in different ways. We believe that coordinating the compensation elements helps us to retain the services of our Named Executive Officers, other officers and other key employees and to motivate them to achieve results that increase the value of our common stock. The following is an analysis of the basic elements of our compensation program.

The Compensation and Leadership Development Committee of our Board of Directors believes that, to maintain a sense of unity and fairness, the forms of compensation for our Named Executive Officers generally should match those of all of our salaried employees. Our compensation program comprises 4 basic elements:

•	salary,

•	payments to our defined contribution profit sharing plan,

•	cash profit sharing, and

•	equity-based compensation.

Role of Compensation Consultants

The Compensation and Leadership Development Committee has and expects to continue to engage independent advisers from time to time to assist in carrying out its responsibilities. In 2014, the Compensation and Leadership Development Committee engaged Mercer LLC as its compensation consultant. The engagement examined compensation of both Named Executive Officers and outside Directors and included a number of major elements:

•	identify an updated industry peer group,

•	assess the competitiveness of our compensation program as compared to the selected industry peer group,

•	recommend changes to our long-term incentive program,

•	evaluate our director compensation, and

•	propose stock ownership guidelines for our Named Executive Officers and our Directors.

The Compensation and Leadership Development Committee met with Mercer LLC, reviewed its analysis with our officers and considered its recommendations. Although Mercer LLC provided advice to the Compensation and Leadership Development Committee, the decisions made by the Compensation and Leadership Development Committee reflect factors and considerations in addition to the information and recommendations provided by Mercer LLC. Based on the information presented, the Compensation and Leadership Development Committee did not make changes to the salary or non-equity incentive plan components of our Named Executive Officers’ Compensation for 2015. See ”Salary and Profit Sharing Trust Contributions” and "Executive Officer Cash Profit Sharing Plan" below. Mercer LLC did evaluate and recommend changes to our equity based compensation as a means to provide incentives beyond one year. Consistent with Mercer LLC's recommendations, the Compensation and Leadership Development Committee revised our long-term incentive program to give selected employees, including each of our Named Executive Officers, additional incentives to achieve our strategic objectives. See “Equity-Based Compensation Awards” below. This revision bifurcated future equity-based compensation awards into awards of restricted stock units, some of which are based on achieving operating profit goals that vest annually, and some of which are based on achieving strategic objectives, such as annual sales growth targets, and vest after 3 years. Further, the awards that are based on achieving strategic objectives will be increased or decreased depending on our relative performance against the annual targeted objective and the total shareholder return over the 3-year vesting period. The Compensation and Leadership Development Committee

incorporated these features into the potential equity-based compensation awards for 2015. See “Equity-Based Compensation Awards” below.

Comparative Market Information

Mercer LLC developed a methodology to identify an updated group of industry peers to compare and evaluate our Named Executive Officer compensation, with a particular focus on the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer roles. Using the Standard & Poor's Research Insight Database of approximately 10,000 companies, Mercer LLC narrowed the group of potential peers by including only those with annual revenues between $400 million and $1.9 billion. This is approximately one half to 3 times the revenue of Simpson Manufacturing Co., Inc. The scope of potential peers was further reduced to include only those companies which were in the Building Products or the Construction Material industries. This resulted in the following 14 industry peer companies:

American Woodmark Corp.	Apogee Enterprises, Inc.	Builders FirstSource, Inc.
Eagle Materials Corp.	Gibraltar Industries, Inc.	Griffon Corporation
Headwaters Incorporated	Insteel Industries, Inc.	Masonite International Corp.
NCI Building Systems, Inc.	Patrick Industries, Inc.	Ply Gem Holdings, Inc.
Quanex Building Products Corp.	U.S. Concrete, Inc.

Data gathered on the peer group included salary, bonus, total cash compensation, long-term incentives and total direct compensation paid in 2013. Based on this information, Mercer LLC determined that (1) the base salary for each of our Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer was below the 25th percentile compared to our peer group, and (2) the short-term incentive compensation and total cash compensation for our Chief Executive Officer and our Chief Financial Officer was above the 75th percentile compared to our peer group, while the short-term incentive compensation and total cash compensation for our Chief Operating Officer was above the median compared to our peer group. Long-term incentives varied by role, with our Chief Executive Officer's compensation below the median, our Chief Financial Officer's compensation exceeding the 75th percentile and our Chief Operating Officer's compensation below the 25th percentile, each as compared to our peer group. Finally, total direct compensation for both our Chief Executive Officer and our Chief Financial Officer was above the 75th percentile compared to our peer group while total direct compensation for our Chief Operating Officer compensation below the 25th percentile compared to our peer group.

Salary and Profit Sharing Trust Contributions

Salary is a guaranteed minimum amount for performing the functions of the job, but salary alone provides no additional performance opportunity or motivation to increase value over the long term. The Compensation and Leadership Development Committee determines the salaries for all of our Named Executive Officers using historical salary levels for their positions and adjustments for changes in cost of living and responsibilities.  Mercer LLC's research confirmed that the salaries for our Chief Executive Officer and the other Named Executive Officers were substantially below the 25th percentile. The Compensation and Leadership Development Committee believes that our Chief Executive Officer’s and the other Named Executive Officers’ salaries are fair relative to salaries of their peers, given the other elements of our compensation program, even though these salaries are generally lower than those paid by comparable companies.  We consider our salary levels sufficient to motivate our Named Executive Officers to perform the basic functions of their jobs.  Although our salaries have historically been set at levels that the Compensation and Leadership Development Committee believes are below the market, a greater proportion of total compensation is based on a system that provides employees with incentives to attain our profitability goals and to increase stockholder value.

We and our U.S. subsidiaries maintain defined contribution profit sharing plans for U.S.-based salaried employees, including our Named Executive Officers, and for U.S.-based non-union hourly employees. An employee is eligible for participation in a given calendar year if he or she is an employee on the first and last days of that year and completes the minimum service requirement during that year.  The minimum service requirement for a salaried employee is at least 1,000 hours of service and for an hourly employee is at least 750 hours of service.  As of December 31, 2014, 988 employees participated in the salaried plan and 687 employees participated in the hourly plan.  Under both of these plans, our Board of Directors has exclusive discretion to authorize contributions to the plan trusts.  These plans limit contributions to the plan trusts to amounts deductible for federal income tax purposes under Internal Revenue Code section 404(a).  Karen Colonias and Brian J. Magstadt, who are Named Executive Officers, are trustees of the plan trusts and also participate in the plan for salaried employees.  Some of our foreign subsidiaries maintain similar plans for their employees.

For the years beginning in 2010, we made contributions to the profit sharing trust for our employees, including our Named Executive Officers, in amounts equal to 10 percent of their qualifying salaries and wages, up to the amounts that we were allowed to deduct from income under Internal Revenue Code section 404(a).  In addition, all employees are entitled to proportionate shares of forfeited contributions from employees who terminate their employment before fully vesting in the profit sharing plan. During 2011, we amended the profit sharing trust plan to include a 401(k) feature that allows employees, including our Named Executive Officers, to contribute their own pre-tax earnings in addition to the amount that we contribute to their accounts.  As part of this change, we changed the amount of the discretionary contribution from 10 percent of qualifying salaries and wages to 7 percent, and the remaining 3 percent contribution, now made quarterly, is made to comply with the safe-harbor rules that govern the plan. The safe-harbor contribution is not forfeitable and is fully vested when the contribution is made.  We expect the current contribution rate to continue indefinitely, although the Compensation and Leadership Development Committee has discretion to consider changes to this contribution at any time.  The Compensation and Leadership Development Committee views compensation through contribution to employees’ profit sharing plan accounts as serving a similar objective as salaries.

Compensation and the Achievement of Operating and Strategic Goals

The Compensation and Leadership Development Committee does not delegate its duties of determining executive officer compensation.  Our officers do, however, participate in our annual budgeting process, which forms the basis for the Compensation and Leadership Development Committee’s determination of operating profit goals used for determining qualifying income for our cash profit sharing plans and whether we make certain equity-based compensation awards.  Our Board of Directors reviews and approves the annual budget, and our Compensation and Leadership Development Committee approves both quarterly cash payouts to our Named Executive Officers under our Executive Officer Cash Profit Sharing Plan and equity-based awards to our Named Executive Officers under our 2011 Incentive Plan.

Before the beginning of each year, our managers and employees propose budgets for the coming year for their respective profit centers.  Our senior managers, including our Named Executive Officers, review the proposed budgets, adjust these budgets as they consider appropriate, and present the budgets to our Board of Directors.  Our Board of Directors then reviews and approves a budget that it considers appropriate for each profit center and the company as a whole.  Based on the approved budgets, the Compensation and Leadership Development Committee determines:

•
the return on asset goals for the coming year, on which the Compensation and Leadership Development Committee bases the qualifying income levels for both our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan;

•	the profitability goals for the coming year, on which the Compensation and Leadership Development Committee bases equity awards under our 2011 Incentive Plan; and

•
the basis for strategic goals for the coming year, which the Compensation and Leadership Development Committee uses in determining additional equity awards under our 2011 Incentive Plan for participating employees who can help us achieve our strategic initiatives, including Named Executive Officers.

Our Named Executive Officers are subject to the same standards as our other officers and employees for purposes of equity-based compensation awards under our 2011 Incentive Plan and payments under our Executive Officer Cash Profit Sharing Plan.  With the few exceptions noted in the Summary Compensation Table, we generally do not have special programs for our Named Executive Officers.  Our Board of Directors and its Compensation and Leadership Development Committee aim to design the goals to be achievable, but only with considerable effort, effort the Compensation and Leadership Development Committee believes will promote the growth and profitability of our business.  Although the goals are based on the approved budgets, both the budgeting process and the setting of the goals involve subjective judgments of our Board of Directors and its Compensation and Leadership Development Committee.  The Compensation and Leadership Development Committee, according to its guidelines, has discretion to increase or decrease equity-based compensation awards based on factors that it deems relevant.  For example, the Compensation and Leadership Development Committee may award additional equity-based compensation to an employee who is promoted during the year, if the employee’s profitability goal for that year is achieved.  The Compensation and Leadership Development Committee also has discretion to award equity-based compensation when the relevant goal is not achieved, but has never done so with respect to a Named Executive Officer.  Our Board of Directors has also based equity-based compensation awards for the outside members of our Board of Directors under our 2011 Incentive Plan on the Company-wide profitability goals. For 2015, equity-based awards for the outside members of our Board of Directors will be considered part of their annual compensation and will not be based on a profitability goal.

Executive Officer Cash Profit Sharing Plan

To achieve the goal of long-term stock price appreciation, the Compensation and Leadership Development Committee believes that compensation that is based on profitability needs to incorporate both short-term and long-term elements.  It also believes that consistent achievement of short-term profitability goals is likely to result in long-term growth and, with it, stock price appreciation.  The short-term element is our non-equity incentive plan that provides compensation through two cash profit sharing plans, including our Executive Officer Cash Profit Sharing Plan for our Named Executive Officers and our Cash Profit Sharing Plan for other qualified employees.  Under our Executive Officer Cash Profit Sharing Plan, we pay quarterly incentive compensation out of the portion of our profits that exceeds a specified return on qualified assets.  The amounts are shown in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.” At the beginning of each year, the Compensation and Leadership Development Committee reviews and approves the quarterly operating profit goals for the year, the rate of return on qualified assets, and the percentage participation of each of our Named Executive Officers.  Again, this process involves subjective judgment and is not amenable to numerical or statistical analysis.  The Compensation and Leadership Development Committee generally defines the quarterly operating profit goal as:

Income from operations for Simpson Strong-Tie Company Inc.

Plus:    Stock compensation charges
Certain incentive compensation and commissions
Salaried pension contributions
Self-insured workers’ compensation costs
Impairment of goodwill

Equals:       Operating profit

The adjustments to income from operations are excluded because they are not specifically within our officers’ control. This formula includes items that affect profitability that our officers can influence, such as staffing levels, direct and indirect manufacturing costs, and operating expenses, and the Compensation and Leadership Development Committee believes this is likely to promote prudent allocation of resources.

The Compensation and Leadership Development Committee bases qualifying levels on the value of the net operating assets of Simpson Strong-Tie Company Inc., multiplied by a rate of return on those assets.  We set the qualifying level based on average assets, net of specified liabilities, at quarterly intervals.  We project the qualifying level for the coming year in the budgeting process at the beginning of the year and use it to estimate Executive Officer Cash Profit Sharing in the operating budget.  We generally determine the return on assets as follows:

Average assets, net of specified liabilities, for the 3 months ended on the last day of the second month of the quarter

Less:    Cash
Real estate
Acquired assets (excluding cash, real estate, goodwill and indefinite lived intangible assets) based on tiered phase-in schedule*
Goodwill and indefinite lived intangible assets
Self-insured workers’ compensation reserves

Multiplied by:    Specified return on asset percentage for Simpson Strong-Tie Company Inc.

Equals:        Qualifying level

*The phase-in period for the acquired assets into the average asset base is as follows:

Year 1	0%
Year 2	33%
Year 3	66%
Year 4	100%

We believe this formula includes items that are likely to affect the return on assets that our officers can influence, such as staffing levels, direct and indirect manufacturing costs, and operating expenses, and promotes prudent allocation of resources.

The operating profit goal is a targeted value, and the qualifying level is a threshold return on assets at which the Executive Officer Cash Profit Sharing Plan compensation levels are determined.  If the operating profit of Simpson Strong-Tie Company

Inc. exceeds the qualifying level, compensation is paid to the officer out of that excess.  If the operating profit realized falls short of the qualifying level, no compensation is paid.

The Compensation and Leadership Development Committee bases individual percentages of participation on job function for our Named Executive Officers.  Management sets the individual percentages for participants in our Cash Profit Sharing Plan. The Compensation and Leadership Development Committee generally may give higher participation percentages to those with more responsibility.  For example, our Chief Executive Officer receives a higher percentage of the available pool than our other officers.  The Compensation and Leadership Development Committee has discretion to increase, reduce or eliminate any award under our Executive Officer Cash Profit Sharing Plan, but did not exercise this discretion with respect to amounts awarded to our Named Executive Officers under our Executive Officer Cash Profit Sharing Plan during 2014.  The percentage of the qualifying level that each officer receives generally does not change during the year, except for minor changes when other participants enter or leave the pool during the year.  We do not guarantee any minimum payments to our Named Executive Officers under our Executive Officer Cash Profit Sharing Plan.  We believe that our Executive Officer Cash Profit Sharing Plan motivates our Named Executive Officers to maximize our short-term profits and rewards them when those profits are realized.  With occasional adjustments that the Compensation and Leadership Development Committee felt were warranted, we have implemented this program for many years, and we believe it has contributed substantially to our success.

In 2014, the Compensation and Leadership Development Committee did not specifically target or benchmark the amount of short-term incentive compensation to be paid to our Named Executive Officers to any particular percentile or level within the prior benchmarking studies.

Based on our operating profit goal for each of the 4 quarters of 2015, our officers may receive a payout after our quarterly earnings are announced to the public.  If the operating profit is lower or higher than the targeted operating profit, the payout will be correspondingly lower or higher, but we generally do not make any payment when the operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2015, the annual targeted operating profit, projected qualifying level and targeted payouts for each of the following executive officers are as follows:

	Targeted Operating Profit	Projected Qualifying Level	Targeted Payout{1}
Karen Colonias	$145,349,000	$70,271,000	$1,609,000

Brian J. Magstadt	145,349,000	70,271,000	442,000

Roger Dankel	145,349,000	70,271,000	416,000

Ricardo M. Arevalo	145,349,000	70,271,000	416,000

Jeffrey E. Mackenzie	145,349,000	70,271,000	293,000

{1}	Amounts expected to be paid for the full year of 2015 if operating profit target established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

For 2014, the operating profit goals, the qualifying level and the targeted payout that we presented in our reports on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2013, and March 3, 2014, are reprinted below, along with the amounts that we paid to our Named Executive Officers for the four calendar quarters of 2014.

	Year Ended December 31, 2014
	Operating	Qualifying	Targeted	Actual
	Profit Goal	Level	Payout{1}	Payout
Karen Colonias	$121,636,000	$64,857,000	$1,446,000	$1,968,953

Brian J. Magstadt	121,636,000	64,857,000	397,000	540,849

Roger Dankel	121,732,000	64,857,000	312,000	380,614

Ricardo M. Arevalo	121,732,000	64,857,000	259,000	369,085

Jeffrey E. Mackenzie	121,636,000	64,857,000	263,000	358,217

{1}
Amounts were expected to be paid for the full year of 2014 if operating profit goals established at the beginning of the year were met and qualifying levels were as projected at the beginning of the year.

The actual payout in the table above was the sum of the payouts for each of the quarters during the year in which payments under the Executive Officer Cash Profit Sharing Plan were made to the Named Executive Officers.  The basis for the calculations for the Named Executive Officers was as follows:

	Actual	Actual	Company	Branch Level Pool Shared with Home Office
	Operating	Qualifying	Qualifying		R & D and
Quarter	Profit	Level	Income	Company	Engineering
First	$29,460,000	$14,630,000	$14,830,000	$79,000	$64,000
Second	47,179,000	17,564,000	29,615,000	120,000	97,000
Third	52,391,000	17,531,000	34,860,000	149,000	—
Fourth	24,048,000	16,025,000	8,023,000	57,000	—

The quarterly payout for each of the Named Executive Officers in 2014 was computed as follows:

	Share of NEO	NEO	Share of Qualifying	Share of Branch Level	Adjustments	Total
Quarter	Pool (%)	Pool (%)	Income{1}	Pool{2}	{3}	Award
Karen Colonias
First	1.9788%	2.8823%	$293,449	$54,235	$(273)	$347,411
Second	1.9788%	2.8823%	586,007	82,382	61	668,450
Third	1.9788%	3.9051%	689,792	75,499	(59)	765,232
Fourth	1.9788%	3.9051%	158,755	28,882	223	187,860
						$1,968,953
Brian J. Magstadt
First	0.5435%	2.8823%	$80,607	$14,898	$(75)	$95,430
Second	0.5435%	2.8823%	160,969	22,630	16	183,615
Third	0.5435%	3.9051%	189,478	20,739	(16)	210,201
Fourth	0.5435%	3.9051%	43,608	7,934	61	51,603
						$540,849
Roger Dankel
Third	0.5114%	3.9051%	$178,281	$19,513	$(15)	$197,779
Fourth	0.5114%	3.9051%	41,031	7,465	58	48,554
						$246,333
Ricardo M. Arevalo
Third	0.5114%	3.9051%	$178,281	$19,513	$(15)	$197,779
Fourth	0.5114%	3.9051%	41,031	7,465	58	48,554
						$246,333
Jeffrey E. Mackenzie
First	0.3600%	2.8823%	$53,388	$9,867	$(51)	$63,204
Second	0.3600%	2.8823%	106,614	14,988	11	121,613
Third	0.3600%	3.9051%	125,496	13,736	(11)	139,221
Fourth	0.3600%	3.9051%	28,883	5,255	41	34,179
						$358,217

{1}	Amount is calculated as the Share of NEO Pool (%) multiplied by the Company Qualifying Income.

{2}	Amount is calculated as the quotient of the Share of NEO Pool (%) divided by NEO Pool (%), multiplied by the Branch Level Pool Shared with Home Office for the Company.

{3}	Amount represents rounding differences between the amounts used in the actual calculations and the amount calculated using the rounded amounts presented in the tables above.

Because Mr. Dankel and Mr. Arevalo were promoted into their respective positions as of July 1, 2014, they were included in different profit sharing pools than the other Named Executive Officers for the first 2 quarters of 2014. Their awards for the first 2 quarters of 2014 were computed using the same basic formula, but they participated in different pools. Mr. Dankel's share of the qualifying income for the McKinney, Texas, profit center was 0.0080% and 0.0079% for the first and second quarters of 2014, respectively, and the qualifying income was $7,098,000 and $9,809,000 for the first and second quarters of 2014, respectively. Computing the payout results in a total of $134,281 paid to Mr. Dankel for the first 2 quarters of 2014. Mr. Arevalo participated in the Company Qualifying Income and the Branch Level Pool Shared with the Home Office, for the R & D and Engineering department, in the table above and his payout for the first 2 quarters of 2014 are computed as follows:

	Share of NEO	NEO	Share of Qualifying	Share of Branch Level	Adjustments	Total
Quarter	Pool (%)	Pool (%)	Income{1}	Pool{2}	{3}	Award
Ricardo M. Arevalo
First	0.2459%	—	$36,467	$—
First	0.2459%	0.3007%	—	5,234
First — Total			$36,467	$5,234	$(41)	$41,660

Second	0.2469%	—	$73,119	$—
Second	0.2469%	0.3002%	—	7,979
Second — Total			$73,119	$7,979	$(6)	81,092
						$122,752

{1}	Amount is calculated as the Share of NEO Pool (%) multiplied by the Company Qualifying Income.

{2}	Amount is calculated as the quotient of the Share of NEO Pool (%) divided by NEO Pool (%), multiplied by the Branch Level Pool Shared with Home Office for R & D and Engineering.

{3}	Amount represents rounding differences between the amounts used in the actual calculations and the amount calculated using the rounded amounts presented in the tables above.

We compute the Qualifying Income, if any, as the difference between the Actual Operating Profit and the Actual Qualifying Level.  Qualifying Income is the basis for the computation of amounts available to be distributed under both our Cash Profit Sharing Plan and our Executive Officer Cash Profit Sharing Plan.  In 2014, we computed the profit sharing pool for the Named Executive Officers as 2.8823 percent of the Qualifying Income for the first 2 quarters of 2014 and as 3.9051 percent of the Qualifying Income for the last 2 quarters of 2014 when Mr. Dankel and Mr. Arevalo were added the pool.

Based on historical information about the profitability of each of the operating units, the Compensation and Leadership Development Committee of our Board of Directors approves this percentage so that it corresponds to the effort put forth and the results achieved by the participants.  The Compensation and Leadership Development Committee may adjust the percentage from time to time so that the program will continue to create equitable results for all participants, including our Named Executive Officers.  A portion of the profit sharing pool from the branch level operating units is shared with home office employees, including the Named Executive Officers, in consideration for their contributions to the success of the branch level operating units.  We add this amount to the computed Named Executive Officer profit sharing pool to determine the amount available to be paid to our Named Executive Officers.  The amounts of the branch level profit sharing pool that were included in the Named Executive Officer Profit Sharing Pool were $101 thousand, $155 thousand, $149 thousand and $57 thousand for the four quarters of 2014, respectively. We then allocate the Named Executive Officer profit sharing pool among the Named Executive Officers that participate in percentages approved by the Compensation and Leadership Development Committee at the beginning of the year.  The participation by each Named Executive Officer is based on the officer’s level of responsibility and contribution to the success of the operating unit. Unless the composition or responsibilities of the Named Executive Officers change, the participation rates generally do not change substantially from year to year, although the Compensation and Leadership Development Committee has discretion to make changes that it considers appropriate.

Our Executive Officer Cash Profit Sharing Plan is intended to comply with Internal Revenue Code section 162(m) and the related regulations and interpretations.  For these officers, our Executive Officer Cash Profit Sharing Plan replaced our Cash Profit Sharing Plan described below, in which all officers had participated for over 30 years.  The total awards to any participating officer under the Executive Officer Cash Profit Sharing Plan earned during the 4 quarters of a calendar year may not exceed $2,500,000.  In other respects, our Executive Officer Cash Profit Sharing Plan provides incentive compensation to the participating officers on the same terms as apply to other employees under our Cash Profit Sharing Plan.  Our Executive Officer Cash Profit Sharing Plan enables us to deduct fully, for federal income tax purposes, amounts we pay to participating officers under our Executive Officer Cash Profit Sharing Plan.  In 2014, only payments to our President and Chief Executive Officer exceeded $1,000,000 under our Executive Officer Cash Profit Sharing Plan.

Our Board of Directors has delegated the oversight of our Executive Officer Cash Profit Sharing Plan to its Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee has sole discretion and authority to administer and interpret our Executive Officer Cash Profit Sharing Plan in accordance with Internal Revenue Code section 162(m).  The Compensation and Leadership Development Committee may at any time amend our Executive Officer Cash Profit Sharing Plan, subject in some cases to the approval of our stockholders, or may terminate it at any time.

The Compensation and Leadership Development Committee determines the amount of the award that each of the participating officers will be eligible to receive under the Executive Officer Cash Profit Sharing Plan each fiscal quarter.  The Compensation and Leadership Development Committee bases awards on a percentage of the amount by which the operating profit, as defined by the Compensation and Leadership Development Committee, exceeds the qualifying level for the fiscal quarter.

We maintain our Cash Profit Sharing Plan for the benefit of our employees and our subsidiaries’ employees, other than the officers who participate in our Executive Officer Cash Profit Sharing Plan discussed above.  Because it excludes our most highly compensated employees, the Cash Profit Sharing Plan is not covered by Internal Revenue Code section 162(m), and we believe that compensation paid under it is tax deductible.  We may change, amend or terminate our Cash Profit Sharing Plan at any time.  Under our Cash Profit Sharing Plan, as currently in effect, the Compensation and Leadership Development Committee reviews and approves a qualifying level for the coming fiscal year for Simpson Strong-Tie Company Inc. and its qualifying branches.  The qualifying level equals the value of the net operating assets, as defined by the Compensation and Leadership Development Committee, of Simpson Strong-Tie Company Inc. or its respective branches, multiplied by a rate of return on those assets, as determined by the Compensation and Leadership Development Committee.  If profits exceed the qualifying level in any fiscal quarter, we pay a portion of the excess to the eligible employees as cash compensation.  Our executive officers determine, and the Compensation and Leadership Development Committee reviews and approves, the percentage of the excess that we will distribute and the rates we use to calculate the amounts that we distribute to participants.  Whether or not we pay amounts in any quarter under our Cash Profit Sharing Plan does not affect an employee’s ability to earn amounts in any other quarter under our Cash Profit Sharing Plan.  Under our Cash Profit Sharing Plan, we paid amounts totaling $28.0 million in 2014, $22.8 million in 2013 and $17.3 million in 2012.

Equity-Based Compensation Awards

The Simpson Manufacturing Co., Inc. 2011 Incentive Plan affords our Named Executive Officers and other selected employees, directors and consultants the opportunity to own shares of our common stock, by which we intend:

•	to enhance our ability to attract and retain qualified individuals as officers, employees, directors and consultants, and

•
to provide such individuals with incentives to continue service with us, devote their best efforts to Simpson Manufacturing Co., Inc. and improve our economic performance, thus enhancing the value of Simpson Manufacturing Co., Inc. for the benefit of its stockholders.

While the purpose of our Executive Officer Cash Profit Sharing Plan is to motivate our officers to achieve short-term profit goals, we believe that compensation through equity-based awards motivates our key employees to pursue long-term stock price appreciation.  We believe this because our program requires achieving an annual profitability goal to receive an equity-based compensation award and, for participants to realize substantial value, sustained effort as the restrictions on restricted stock unit awards lapse and as stock options vest and mature.  In addition, rather than making a single large award, our program generally awards equity-based compensation in smaller annual increments, only for years when we meet our profitability goals.

We established the principal terms of the equity-based compensation awards when we adopted the 2011 Incentive Plan (and its predecessor plan, the 1994 Stock Option Plan), and we have generally applied them consistently since then.  Under our 1994 Stock Option Plan, we granted non-qualified stock options, until February 2011, that generally have 7-year terms.  Each stock option has an exercise price equal to, or above, the market price at the time it was granted.  Stock options granted to Named Executive Officers vest annually over the first 4 years at a rate of 25 percent per year.  Under our 2011 Incentive Plan, we awarded restricted stock units, beginning in January 2012.  Each restricted stock unit award is valued at the closing price on the New York Stock Exchange on the day before the Compensation and Leadership Development Committee approves the award.  Restrictions on restricted stock unit awards, including those made to Named Executive Officers, generally lapse 25 percent on each of the date of the award and the first, second and third anniversaries of the date of the award, except those awarded since 2013 to Karen Colonias and Brian J. Magstadt and those awarded in 2015 to Roger Dankel and Ricardo M. Arevalo, which lapse 75 percent on the third anniversary of the award date and 25 percent on the fourth anniversary of the award date.  The 2011 Incentive Plan is qualified under Internal Revenue Code section 162(m).

Stock option grants for every participating employee, including a Named Executive Officer, vest fully if the employee ceases to be employed by us after reaching retirement age or in the event of a change in control.  Similarly, the restrictions on restricted stock units awarded through February 2015 for every participating employee, including a Named Executive Officer, lapse if the employee ceases to be employed by us after reaching retirement age or in the event of a change in control. Retirement age is defined by our Compensation and Leadership Development Committee in the applicable award or grant. References herein to age 60 are to the retirement age used for historical awards and grants, and may be changed by our Compensation and Leadership Development Committee from time to time. In accordance with the terms of the 2011 Incentive Plan, for stock options to vest fully and the restrictions on restricted stock unit awards to lapse fully, a change in control must be accompanied by a substantial change in the terms of employment, including compensation and benefits. We believe that this allows employees, who have made substantial contributions during their careers, to retire without having to give up any of the value that they have earned on their stock options and restricted stock unit awards.  We also believe that it is appropriate, on a change in control, to accelerate the vesting of outstanding stock options and the lapse of restrictions on restricted stock units, because we do not afford other significant termination benefits to our employees.

We believe that equity-based compensation aligns the interests of our Named Executive Officers with the interests of our stockholders, because the Named Executive Officers realize additional value on the same basis as our stockholders.  We make an annual award of equity-based compensation to a Named Executive Officer only when we meet our profitability goal for Simpson Strong-Tie Company Inc. for the preceding year, or in certain cases, when the Named Executive Officer achieves a goal based on one of our strategic initiatives as discussed below.  If we achieve our operating profit goals for 2015, computed as income from operations plus stock compensation charges, certain incentive compensation and commissions, salaried pension contributions and self-insured workers’ compensation costs, we anticipate awarding restricted stock units to the following executive officers for the following numbers of shares of our common stock:

	Operating Profit Goal	Restricted Stock Unit Award
Karen Colonias	$145,145,000	27,250 shares

Brian J. Magstadt	145,145,000	11,350 shares

Roger Dankel	145,145,000	7,950 shares

Ricardo M. Arevalo	145,145,000	7,950 shares

Jeffrey E. Mackenzie	145,145,000	1,720 shares

We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

We believe our formula for computing the operating profit goals includes items that are likely to affect profitability and that our officers can influence, such as staffing levels, direct and indirect manufacturing costs, and operating expenses, and promotes prudent allocation of resources.

Restrictions on any restricted stock units awarded for achieving the operating profit goal will lapse 25% on the award date and 25% on each of the first, second and third anniversaries of the date of the award (subject to provisions of the 2011 Incentive Plan relating to retirement, at an age that is determined by the Compensation and Leadership Development Committee, or a change in control).

In order to introduce a longer term component of compensation for our Named Executive Officers, the Compensation and Leadership Development Committee of our Board of Directors has also approved additional restricted stock unit awards for 2015. These awards will be based on growth in net sales in excess of our 2014 net sales and give our Named Executive Officers the opportunity to earn between half of the targeted restricted stock unit award and twice the targeted restricted stock unit award, depending on a linear function of company-wide sales growth between 4.1% and 8.3% above 2014 net sales. No restricted stock unit will be awarded if net sales growth is below 4.1%. The effects of acquisitions and divestitures, if any, are excluded from the determination of growth in net sales. The minimum threshold and maximum number of restricted stock units is as follows:

	Target	Minimum Threshold	Maximum
			Restricted Stock
	Restricted Stock	Restricted Stock	Units (at or
	Units (at 5.5% Net	Units (at 4.1% Net	above 8.3% Net
	Sales Growth)	Sales Growth)	Sales Growth)
Karen Colonias{1}	27,250	13,265	54,500
Brian J. Magstadt	11,350	5,675	22,700
Roger Dankel	7,950	3,975	15,900
Ricardo Arevalo	7,950	3,975	15,900
Jeffrey E. Mackenzie	2,650	1,325	5,300

{1}
The 2011 Incentive Plan limits awards of restricted stock units to any one participant in any calendar year to 50,000 shares. The Compensation and Leadership Development Committee of our Board of Directors has considered the recommendations made by its compensation consultant and has determined that, to maintain a competitive compensation program for its Chief Executive Officer, this limit should be increased. Contingent on stockholder approval of the 2011 A&R Incentive Plan at our Annual Meeting of Stockholders in April 2015, our Board of Directors has approved the 2011 A&R Incentive Plan, which increases the limit to any one participant in any calendar year to 100,000 shares. Any restricted stock units in excess of the 50,000 share limit to be awarded to Karen Colonias in 2016 for performance targets achieved in 2015 is conditional on stockholder approval of the 2011 A&R Incentive Plan.

We use these parameters only for the purposes stated above. You should not draw any inference whatsoever from these parameters about our future financial performance. You should not take these parameters as projections or guidance of any kind.

The total number of restricted stock units earned by achieving at least the minimum sales goal will be modified by a total stockholder return multiplier up or down by up to 20 percent based on our relative performance in the S&P Small Cap 600 Index measured from January 1, 2016, through December 31, 2018. If our total return ranks at or above the 85th percentile (with a ranking in the top 90 companies) in the index, each of our Named Executive Officers will vest with respect to 120 percent of the restricted stock units earned on the sales growth goal and if our total return ranks at or below the bottom 40th percentile (with a ranking below the top 360 companies) in the index, each of our Named Executive Officers will vest with respect to 80 percent of the restricted stock units earned on the sales growth goal. If our total return falls between the 40th percentile and the 50th percentile (with a ranking from the 301st company to the 360th company in the index) each of our Named Executive Officers will vest with respect to between 80 percent and 100 percent of the restricted stock units earned on the sales growth goal depending on a linear function of our rank in the index. If our total return falls between the 50th percentile and the 85th percentile (with a ranking from the 91st company to the 300th company in the index) each of our Named Executive Officers will vest with respect to between 100 percent and 120 percent of the restricted stock units earned on the sales growth goal depending on a linear function of our rank in the index.

Restrictions on any restricted stock units awarded under the net sales growth goal will lapse 100 percent on the third anniversary of the date of the award (subject to provisions of the 2011 Incentive Plan relating to retirement, at an age that is determined by the Compensation and Leadership Development Committee, or a change in control. If either event occurs, each of our Named Executive Officers will vest with respect to 100 percent of the restricted stock units earned on the net sales growth goal).

Therefore, if the Company exceeds the operating profit goal, reaches or exceeds the maximum sales growth goal and ranks in the top 90 companies in the S&P Small Cap 600 Index, the maximum potential restricted stock units awarded to each of the Named Executive Officers would be as follows:

	Maximum Potential Restricted Stock Unit Awards
	Operating	Sales	TSR
	Profit Goal	Growth Goal	Multiplier	Total
Karen Colonias{1}	27,250	54,500	10,900	92,650
Brian J. Magstadt	11,350	22,700	4,540	38,590
Roger Dankel	7,950	15,900	3,180	27,030
Ricardo Arevalo	7,950	15,900	3,180	27,030
Jeffrey E. Mackenzie	1,720	5,300	1,060	8,080

{1}
The 2011 Incentive Plan limits awards of restricted stock units to any one participant in any calendar year to 50,000 shares. The Compensation and Leadership Development Committee of our Board of Directors has considered the recommendations made by its compensation consultant and has determined that, to maintain a competitive compensation program for its Chief Executive Officer, this limit should be increased. Contingent on stockholder approval of the 2011 A&R Incentive Plan at our Annual Meeting of Stockholders in April 2015, our Board of Directors has approved the 2011 A&R Incentive Plan, which increases the limit to any one participant in any calendar year to 100,000 shares. Any restricted stock units in excess of the 50,000 share limit to be awarded to Karen Colonias in 2016 for performance targets achieved in 2015 is conditional on stockholder approval of the 2011 A&R Incentive Plan.

In 2011, our Board of Directors adopted our 2011 Incentive Plan and our stockholders approved it at their 2011 annual meeting. In 2015, our Board of Directors approved and adopted the 2011 A&R Incentive Plan contingent upon its approval by our stockholders at the Annual Meeting of Stockholders in April 2015.  We may not sell more than 16.32 million shares of common stock (including shares already sold) pursuant to all awards granted under our 2011 Incentive Plan or its predecessor plans, the 1994 Stock Option Plan and the 1995 Independent Director Stock Option Plan.  Common stock sold on conversion of restricted stock units or on the exercise of stock options granted under the 2011 Incentive Plan, or its predecessor plans, may be previously unissued shares or reacquired shares, bought on the market or otherwise.

The Compensation and Leadership Development Committee targets equity-based compensation awards to all employees, including our Named Executive Officers, to total less than 1.0 percent of the outstanding shares of our outstanding common stock each year.  This range is a general guideline that the Compensation and Leadership Development Committee believes should avoid undue dilution of our stockholders’ investment.  In 2015, we awarded 330,497 restricted stock units, excluding 8,550 restricted stock units awarded to our outside directors, out of a possible 420,045 restricted stock units that the Compensation and Leadership Development Committee had approved for operating profit performance and strategic goals during 2014.  This represents about 0.7 percent of our outstanding shares of common stock.  Our Chief Executive Officer and the other Named Executive Officers all met their operating profit goals for 2014, and we granted to them 28,435 restricted stock units in 2015.  Karen Colonias, Brian J. Magstadt, Roger Dankel and Ricardo M. Arevalo achieved 75 percent of the sales goal for the Recently Acquired Businesses and were awarded 7,625, 3,158, 1,288 and 1,288 restricted stock units, respectively.  The total stockholder return was below the peer group average, so the restricted stock units awards for Karen Colonias, Brian J. Magstadt, Roger Dankel and Ricardo M. Arevalo were reduced by 2,287, 948, 386 and 386 restricted stock units, respectively.  The Compensation and Leadership Development Committee has approved a number of shares for restricted stock unit awards for 2015 equal to approximately 0.99 percent of the outstanding shares of our common stock if we achieve our operating profit and targeted strategic goals.  If we achieve our operating profit and maximum strategic goals, the total possible number of shares for restricted stock unit awards would equal approximately 1.24 percent of the outstanding shares of our common stock. If we achieve our operating profit and maximum strategic goals for 2015, we anticipate awarding, in early 2016, 604,805 restricted stock units under our 2011 Incentive Plan, including 193,380 to be awarded to Named Executive Officers. These amounts assume the application of the maximum total shareholder return multiplier of 1.2 for our Named Executive Officers and certain other employees.

The Compensation and Leadership Development Committee determines the number of restricted stock units that we may award to each of our officers based on several factors, including position, length of service, potential contribution and the benchmarking study performed by Mercer LLC in 2014. The Compensation and Leadership Development Committee uses these and other factors that it considers relevant in particular cases, with the objective of making each employee’s award commensurate with the employee’s contribution.  Except for the benchmarking levels, these judgments are largely subjective, and the factors are not weighted in any particular way. The Compensation and Leadership Development Committee begins by setting the basic level of participation for most participants, including the Named Executive Officers, and the goal for that level of participation is the Company-wide operating profit goal. Some participants have the opportunity to earn additional awards. The number of shares for these additional awards varies among participants, but the Compensation and Leadership Development Committee’s goal for each participant is an equitable award that will align the participant’s incentive with the value to the Company of his or her performance. The Compensation and Leadership Development Committee intends equity-based awards to reward performance with compensation that is closely aligned with the future performance of our common stock.

Timing of Stock Option Grants and Restricted Stock Unit Awards

The Compensation and Leadership Development Committee approves the number of shares to be awarded under our 2011 Incentive Plan and the general terms of the awards on achieving the profitability and strategic goals set at the beginning of the year.  The only variable that remains after the end of the year is the determination whether we have achieved our goals.  The Compensation and Leadership Development Committee cannot make this determination until the financial statements are prepared and the financial statement audit by our independent registered public accounting firm is substantially complete.  The Compensation and Leadership Development Committee ordinarily meets to finalize the equity incentive awards within a few days of announcing our financial results for the year.  The Compensation and Leadership Development Committee values such awards according to the closing price of our common stock reported by the New York Stock Exchange at the close of trading on the day before the meeting, which may or may not be the day of the announcement.  In 2015, the Compensation and Leadership Development Committee awarded a total of 339,047 restricted stock units, including 8,550 restricted stock units awarded to our independent directors, and established the value of these awards according to the closing price on January 30, 2015, which was 4 business days before the announcement of our fourth quarter 2014 earnings on February 5, 2015.  We have followed this practice for all equity-based compensation awards under our 2011 Incentive Plan (or its predecessor plan, the 1994 Stock Option Plan), not just for awards made to our officers.  We generally award equity-based compensation only once each year and do not ordinarily make awards at other times, such as when employees are newly hired or promoted, although the Compensation and Leadership Development Committee has the discretion to do so.

Wealth Accumulation

Our compensation programs for our Named Executive Officers, as well as other high-performing employees, are predominately based on quarterly and annual operating results.  We believe that we should award above-average compensation for above-average performance and that we should closely tie the reward to that performance.  As a result, we believe our compensation structure allows high-performing employees the opportunity to accumulate wealth for themselves, while creating value for our stockholders. The Compensation and Leadership Development Committee reviews and approves potential equity awards on an annual basis, and the awards are based on meeting operating profit or strategic goals before they are awarded. This allows the Compensation and Leadership Development Committee to assess whether an individual is performing above or below a level at which his or her potential award should be adjusted. For example, when an employee is promoted into a key role, we may give the employee an opportunity to earn an equity-based compensation award for a substantial number of shares if the employee meets his or her operating goals.  The Compensation and Leadership Development Committee may set a limits for these employees that, when reached, are removed from their annual award targets. The Compensation and Leadership Development Committee believes that this approach balances appropriate incentive for selected key employees to continue to perform at a high level, against avoiding excessive accumulation of equity-based compensation awards by reducing the number of shares available for awards after the employee reaches an amount that the Compensation and Leadership Development Committee judges to be appropriate.

Stock Ownership Guidelines for Named Executive Officers

In February 2015, the Compensation and Leadership Development Committee imposed stock ownership guidelines for each of its Named Executive Officers. The guideline counts only common stock owned and does not include stock options or restricted stock units. Each Named Executive Officer has 5 years to comply with these guidelines. The guideline for stock ownership for each of our Named Executive Officers is as follows:

Stock
Ownership
Guideline
Karen Colonias	$3,000,000
Brian J. Magstadt	700,000
Roger Dankel	700,000
Ricardo Arevalo	700,000
Jeffrey E. Mackenzie	150,000

Employee Stock Bonus Plan

Under our 1994 Employee Stock Bonus Plan, we award shares of our common stock, based on years of service, to employees who do not participate in our 2011 Incentive Plan.  The Compensation and Leadership Development Committee reviews and approves the number of shares we award, as well as the period of service.  The Compensation and Leadership Development Committee has tried to balance the amount of the stock bonus awards over the years as the stock price has fluctuated, by increasing or reducing the number of shares that we award in a given year.  We also award cash bonuses to these employees to compensate for their income taxes payable as a result of these bonuses.  We have generally issued the shares to an employee in the year following the year in which the employee reached a tenth anniversary.  The Compensation and Leadership Development Committee must approve the awards each year and may terminate the plan at any time.  None of our Named Executive Officers participates in our 1994 Employee Stock Bonus Plan.

2014 Results of Advisory Vote to Approve Named Executive Officer Compensation

At the annual meeting in April 2014, a substantial majority of our stockholders, nearly 80 percent of the votes cast, approved the compensation of our named executive officers.  After consideration of this high level of support, the Compensation and Leadership Development Committee decided that we did not need to make substantial changes to our compensation programs.  Nevertheless, the Compensation and Leadership Development Committee decided to engage Mercer LLC in 2014 to evaluate our compensation structure and consider changes that could more closely align the interests of our employees and stockholders. See "Compensation Discussion and Analysis - Role of Compensation Consultants" above.

Our Board of Directors has determined that an annual advisory vote on the compensation of our Named Executive Officers allows our stockholders to provide timely, direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement each year.  Our Board of Directors continues to believe that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on the compensation of our Named Executive Officers and other corporate governance matters.

Material Risk Considerations of Compensation Policies

We face various types of risk daily, including market risk, credit risk and currency risk, as well as general business risk. Our compensation programs look at longer time frames from one quarter to one year and beyond one year. Therefore, we do not feel that they expose us to undue risk-taking. To compete in and expand our markets, however, some risk is unavoidable and in some cases desirable and appropriate.

While our compensation programs reward our employees for time spent at work and for the achievement of specific performance objectives, we also consider how and to what extent these programs encourage risk-taking. We believe that our cash profit sharing and equity-based incentive plans promote a measured approach to areas of risk that we face as an organization. While the objectives of the plans are to achieve and increase our profitability, we believe they also encourage sound financial management and the safeguarding of our assets. In addition, we believe our compensation programs promote a sense of unity and cooperation among all of our employees, not just our executive officers, affording less opportunity and incentive for an individual employee to take undue risk in an attempt to increase his or her own compensation at the expense of the long-term health of Simpson Manufacturing Co., Inc.

Through our cash profit sharing incentive plans, employees are encouraged to maximize quarterly profits by increasing revenues and reducing costs. Compensation under these plans is paid on a quarterly basis, regardless of our performance in a later quarter. While the quarterly time horizon could potentially create opportunities for employees to maximize income in one quarter at the expense of a future quarter, we feel that this risk is balanced in the longer-term aspects of the cash profit sharing plan, as it is an ongoing program and income shifted from one quarter to another would not likely increase total bonus payments over time. It is also mitigated in the use of the qualifying level component of the program, which rewards prudent stewardship of assets and sound allocation of resources. This effect is further balanced by our equity-based incentive plan, which requires profitability goals to be met for a full year before we award equity-based compensation, and then the stock options or restricted stock units generally vest over a period of years thereafter. The value of an equity-based compensation award also is affected by appreciation of the market price of our common stock over time. Any attempt to maximize short-term profits at the expense of long-term financial health would work against our employees’ incentive to maximize their compensation.

Summary Compensation Table

The table below provides information on compensation for the year ended December 31, 2014, for our Named Executive Officers - our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers. The amounts shown include all compensation for services to us and our subsidiaries in all capacities.

				Restricted Stock Unit	Non-Equity Incentive Plan		All Other
Name and				Awards	Compensation		Compensation
Principal Position	Year	Salary($)		($){1}	($){2}		($){3}		Total($)
Karen Colonias,	2014	350,000	{4}	715,896	1,954,462		26,808	{4}	3,047,166
Our President and	2013	350,000	{4}	745,723	1,437,562		26,264	{4}	2,559,549
Chief Executive	2012	350,000	{4}	209,183	1,199,491	{5}	26,272	{4}	1,784,946
Officer

Brian J. Magstadt,	2014	243,337		296,464	536,869		24,634	{5}	1,101,304
Our Chief Financial	2013	231,751		186,551	394,299		23,384	{5}	835,985
Officer and Secretary	2012	225,000		114,311	286,474		15,630	{5}	641,415

Roger Dankel	2014	166,455	{6}	37,490	372,683	{6}	34,630	{6}	611,258
Our President of North
American Sales of Simpson
Simpson Strong-Tie
Company Inc.

Ricardo M. Arevalo	2014	191,276	{7}	229,015	340,943	{7}	117,171	{7}	878,405
Our Chief Operating Officer
of Simpson Strong-Tie
Company Inc.

Jeffrey E. Mackenzie,	2014	181,830		56,072	355,582		19,228	{8}	612,712
Our Vice President	2013	176,534		365,622	261,540		18,680	{8}	822,376
	2012	169,744		380,151	220,588		18,023	{8}	788,506

{1}
We determined the value of restricted stock unit awards by multiplying the number of restricted stock units by the fair value per share as of the award date. The restricted stock was valued using the market price of the shares on the award date in accordance with Accounting Standards Codification Topic 718 “Compensation - Stock Compensation.” The restricted stock units awarded in 2014 were awarded on February 3, 2014, and were valued at $32.60, the closing stock price on January 31, 2014. The restricted stock units awarded in 2013 were awarded on February 6, 2013, and were valued at $31.96, the closing stock price on February 5, 2013. The restricted stock units awarded in 2012 were awarded on January 30, 2012, and were valued at $33.23, the closing stock price on January 27, 2012.

Vesting of all unvested restricted stock units is accelerated in the event of a change in control. See “Grants of Plan-Based Awards” below.

{2}
Awards earned under our Executive Officer Cash Profit Sharing Plan are earned in 1 quarter and paid in the following quarter. The amount in this column represents all cash paid during the specified years under our Executive Officer Cash

Profit Sharing Plan. No amounts are deferred or payable by their terms at a later date. See “Executive Compensation - Compensation Discussion and Analysis, - Executive Officer Cash Profit Sharing Plan” above.

{3}
For 2014, 2013 and 2012, each amount includes a contribution to the officer’s profit sharing trust account of an amount equal to 7 percent of the officer’s salary earned in the preceding year, up to the annual qualified contribution limits of $17,850, $17,500 and $17,150 for 2014, 2013 and 2012, respectively, per account, plus a share of funds forfeited by other employees who terminated from the profit sharing trust with an unvested balance. Each amount also includes a contribution equal to 3 percent of the officer’s salary, up to the annual qualified contribution limits of $7,650, $7,500 and $7,350 for 2014, 2013 and 2012, respectively, per account, made quarterly in each year after the close of the quarter in which it is earned. This contribution is made to comply with the safe-harbor rules that govern the plan. The contribution earned in the last quarter of 2013, 2012 and 2011 and the first 3 quarters in 2014, 2013 and 2012 is included in the amounts shown for 2014, 2013 and 2012, respectively.

{4}
Ms. Colonias’ salary for 2012 increased 24% as compared to her salary for 2011 due to her promotion from Chief Financial Officer to Chief Executive Officer, effective January 1, 2012. Ms. Colonias’ 2012 salary was 1% higher than the 2011 salary of her predecessor as Chief Executive Officer. In addition, Ms. Colonias’ 2012 participation in our Executive Officer Cash Profit Sharing Plan was increased with her transition to her role as Chief Executive Officer, comparable to the level of her predecessor’s participation in 2011. Ms. Colonias’ did not receive an increase in her salary for 2013 or 2014.

All Other Compensation ($) includes:

	2014	2013	2012
Profit sharing trust contribution and forfeitures	$26,308	$26,264	$26,272
Charitable gift matching contributions	500	—	—

{5}     All Other Compensation ($) includes:

	2014	2013	2012
Profit sharing trust contribution and forfeitures	$24,034	$23,384	$15,130
Charitable gift matching contributions	600	—	500

{6}
Mr. Dankel was promoted to President of North American Sales of Simpson Strong-Tie Company Inc. in July 2014. His salary was increased to $210,000 per year beginning on July 1, 2014. His participation rate in our Executive Officer Cash Profit Sharing Plan and his potential awards of restricted stock units were also increased as of that date See "Compensation Discussion and Analysis — Executive Officer Cash Profit Sharing Plan and Equity-Based Compensation Awards." In addition, we agreed to provide a supplemental cost of living adjustment in the amount of $3,500 per month for 24 months and reimburse him for expenses associated with his relocation to our offices in Pleasanton, California.

All Other Compensation ($) includes:

2014
Profit sharing trust contribution and forfeitures	$12,975
Cost of living adjustment	21,000
Automobile allowance	655

{7}
Mr. Arevalo was promoted to Chief Operating Officer of Simpson Strong-Tie Company Inc. in July 2014. His salary was increased to $210,000 per year beginning on July 1, 2014. His participation rate in our Executive Officer Cash Profit Sharing Plan and his potential awards of restricted stock units were also increased as of that date See "Compensation Discussion and Analysis — Executive Officer Cash Profit Sharing Plan and Equity-Based Compensation Awards." In addition, we agreed to provide a supplemental cost of living adjustment in the amount of $3,500 per month for 24 months and reimburse him for expenses associated with his relocation to our offices in Pleasanton, California.

All Other Compensation ($) includes:

2014
Profit sharing trust contribution and forfeitures	$17,579
Cost of living adjustment	17,500
Relocation expenses	50,617
Reimbursement of personal income taxes related to relocation expenses	30,475
Charitable gift matching contributions	1,000

 {8}     All Other Compensation ($) includes:

	2014	2013	2012
Profit sharing trust contribution and forfeitures	$18,228	$17,680	$17,023
Charitable gift matching contributions	1,000	1,000	1,000

Compensation and Leadership Development Committee Interlocks and Insider Participation

The Compensation and Leadership Development Committee of our Board of Directors currently comprises Jennifer A. Chatman, Chair, Celeste Volz Ford and Peter N. Louras, Jr., all of whom are independent directors. Ms. Chatman, Mr. Louras and Ms. Ford have no relationships with us or any of our subsidiaries, other than as members of our Board of Directors and its committees.

Transactions with Related Persons, Promoters and Certain Control Persons

Our Board of Directors is responsible for review, approval, and ratification of "related-person transactions" between the Company or its subsidiaries and related persons. Under Securities and Exchange Commission rules, our related persons include (i) each of our Directors, (ii) each of our Director nominees, (ii) each of our executive officers, (iv) each of our 5% stockholders, and (v) each immediate family member of any of the foregoing. Our policy also covers (1) each company in which any of the foregoing has a substantial interest, and (2) any employer of any of our Directors. We adopted a written related person transaction policy and procedures that apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant. Our Board of Directors has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in any compensation paid to executive officers or Directors that is determined by the Compensation and Leadership Development Committee. In accordance with the adopted policy and procedures, transactions involving related persons are generally reviewed by our accounting staff, which determines whether a related person could have a material interest in such a transaction, in any case, any such transaction is submitted to our Board of Directors for review.

In 2003, Thomas J Fitzmyers, then our Chief Executive Officer and a member or our Board of Directors, leased an airplane that a third-party charter company managed.  He sold this airplane in 2009. We paid the charter company standard hourly rates when Mr. Fitzmyers used this airplane to travel between his home and our offices or to travel on business.  Mr. Fitzmyers was responsible for maintaining the airplane, and he received a portion of the payments that were made to the charter company for its use, whether by us or others.  Since the sale of this airplane, we continued to pay a charter service for Mr. Fitzmyers’ travel between his home and our offices and to travel on business under a similar arrangement.  This arrangement ended at the end of 2012.  In 2012, we paid approximately $462,000 for Mr. Fitzmyers use of this and other airplanes.  The members of our Board of Directors who are not employees or officers unanimously approved this arrangement.  Beginning in 2013, we no longer pay for the hire of an airplane for Mr. Fitzmyers, but reimburse him for the cost of his travel based on commercial flight rates to and from our offices or when he travels on Company business.

Grants of Plan-Based Awards

The following table summarizes the awards to our Named Executive Officers during 2014 under our Executive Officer Cash Profit Sharing Plan and our 2011 Incentive Plan.  The Compensation and Leadership Development Committee approved the cash awards because of our financial performance based on our 2014 quarterly operating profit goals and qualifying levels and approved the restricted stock unit awards because we achieved our 2013 annual operating goals that the Compensation and Leadership Development Committee had approved at the beginning of 2013.

					All Other Stock Awards:	Grant Date Fair Value of
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Number of Shares	Stock and Option
	Grant	Threshold	Target	Maximum	of Stock	Awards
Name	Date{1}	($){2}	($){3}	($){4}	or Units (#)	($/Share)
Karen Colonias	02/03/14	64,857,000	1,446,000	2,500,000	21,960	32.60
Brian J. Magstadt	02/03/14	64,857,000	397,000	2,500,000	9,094	32.60
Roger Dankel	02/03/14	64,857,000	312,000	2,500,000	1,150	32.60
Ricardo M. Arevalo	02/03/14	64,857,000	259,000	2,500,000	7,025	32.60
Jeffrey E. Mackenzie	02/03/14	64,857,000	263,000	2,500,000	1,720	32.60

{1}
The Grant Date is applicable to stock-based awards only. Targeted cash awards to be paid under our Executive Officer Cash Profit Sharing Plan are approved with the annual operating budgets at the beginning of the year. Actual awards are approved on a quarterly basis after the end of each quarter.

{2}
The threshold is the annual estimated Qualifying Level based on a specified return on qualifying assets, computed quarterly. See “Compensation Discussion and Analysis — Executive Officer Cash Profit Sharing Plan."

{3}
The annual targeted payout is based on the estimated quarterly Operating Profit Goals in excess of the estimated quarterly Qualifying Level. See “Compensation Discussion and Analysis — Executive Officer Cash Profit Sharing Plan.”

{4}	Represents the maximum amount that can be paid under our Executive Officer Cash Profit Sharing Plan for awards to be fully deductible under Internal Revenue Code section 162(m).

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our 2011 Incentive Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

The restrictions on the restricted stock units lapse (vest) as follows:

	Vesting	Vesting
Name	Term	Increments

Karen Colonias	4 years	{1}
Brian J. Magstadt	4 years	{1}
Roger Dankel	3 years	{2}
Ricardo M. Arevalo	3 years	{2}
Jeffrey E. Mackenzie	3 years	{2}

{1}     Restricted stock units vest three fourths on the third anniversary of the award date and one fourth on the fourth anniversary of the award date. As discussed below, vesting of restricted stock units may accelerate on a change in control or on the participant ceasing to be employed by us after reaching age 60.

{2}     Restricted stock units vest one fourth on each of the award date and the first, second and third anniversaries of the award date. As discussed below, vesting of restricted stock units will accelerate on a change in control or on the participant ceasing to be employed by us after reaching age 60.

We generally award restricted stock units or grant stock options under our 2011 Incentive Plan once each year, in January or February, on the day that the Compensation and Leadership Development Committee meets to approve the awards and grants that employees earned by meeting our goals for the preceding fiscal year.  In 2014, we awarded 332,975 restricted stock units, excluding 9,975 restricted stock units awarded to our outside directors, under our 2011 Incentive Plan.

Generally, restrictions on restricted stock units that the Compensation and Leadership Development Committee has awarded under our 2011 Incentive Plan lapse (vest) in increments over 3 years and stock options that were granted under our 1994 Stock Option Plan (now part of our 2011 Incentive Plan) vest (become exercisable) in increments over 4 years.  Our Board of Directors has, however, resolved to accelerate the vesting of restricted stock units awarded through February 2015 and stock options in two situations.  First, when an employee ceases employment with us after reaching age 60, all of the employee’s unvested restricted stock units and stock options vest fully.  Second, all outstanding restricted stock units vest and all stock options will fully vest, and must be exercised, on a change in control of Simpson Manufacturing Co., Inc. that involves a substantial change in the terms of employment.  We define “change in control” as any of the following transactions, in which the holders of our common stock immediately before the transaction do not continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of Simpson Manufacturing Co., Inc. immediately thereafter:

•	a consolidation or merger of Simpson Manufacturing Co., Inc. in which it is not the surviving corporation;

•
a reverse merger in which Simpson Manufacturing Co., Inc. is the surviving corporation but the shares of our common stock outstanding immediately before the reverse merger are converted by virtue of the reverse merger into other property; or

•	the approval by our stockholders of a plan or proposal for the dissolution and liquidation of Simpson Manufacturing Co., Inc.

These acceleration provisions apply to all participants in our 2011 Incentive Plan (including our 1994 Stock Option Plan, now part of our 2011 Incentive Plan), including our Named Executive Officers.

In 2015, we awarded restricted stock units under our 2011 Incentive Plan for 339,047 shares, including those awarded to our outside directors, of our common stock pursuant to commitments related to the preceding fiscal year.  These restricted stock units are valued according to the closing market price per share of our common stock as reported by the New York Stock Exchange for the day preceding the date of the Compensation and Leadership Development Committee meeting awarding these restricted stock units.  Restrictions on these restricted stock units generally lapse one fourth on each of the date of the award and the first, second and third anniversaries of the date of the award except for those awarded to Karen Colonias, Brian J. Magstadt, Roger Dankel and Ricardo M. Arevalo which will lapse three fourths on the third anniversary of the date of the award and one fourth on the fourth anniversary of the date of the award.  Restrictions on the restricted stock units also lapse when an employee ceases employment with us after reaching age 60 or on a change in control of Simpson Manufacturing Co., Inc.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2014, our Named Executive Officers held the following stock options that had been granted under our 1994 Stock Option Plan (now part of our 2011 Incentive Plan) and restricted stock units that had been awarded under our 2011 Incentive Plan:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable{1}		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($){1}
Karen Colonias	12,500	12,500	{2}	29.66	02/02/18	1,574	{4}	54,460
						23,333	{5}	807,322
						21,960	{5}	759,816

Brian J. Magstadt	11,500	500	{3}	29.66	02/02/18	860	{4}	29,756
						5,837	{5}	201,960
						9,094	{5}	314,652

Roger Dankel	3,833	167	{3}	29.66	02/02/18	288	{4}	9,965
						575	{4}	19,895
						863	{4}	29,860

Ricardo M. Arevalo	5,418	833	{3}	29.66	02/02/18	1,848	{4}	63,941
						3,863	{4}	133,660
						5,269	{4}	182,307

Jeffrey E. Mackenzie	10,000	10,000	{2}	29.66	02/02/18	2,860	{4}	98,956
						5,720	{4}	197,912
						1,290	{4}	44,634

{1}
As discussed above — See “Grants of Plan-Based Awards” — vesting of stock options and restricted stock units will accelerate on a change in control or on the employee ceasing employment with us after reaching age 60.

{2}	Unless vesting accelerates as discussed above, options vest at the rate of 25 percent per year on the anniversary of the date of grant.

{3}	Unless vesting accelerates as discussed above, options vest at the rate of 1/48th per month each month beginning with the first month after the month of grant.

{4}	Restricted stock units vest 25 percent on the award date and 25 percent on each of the first, second and third anniversary of the award date.

{5}	Restricted stock units vest 75 percent on the third anniversary of the award date and 25 percent on the fourth anniversary of the award date.

Stock Option Exercises and Stock Vested

The following table provides information for the year ended December 31, 2014, on the exercise of stock options granted to our Named Executive Officers under our 1994 Stock Option Plan (now part of our 2011 Incentive Plan) and on the vesting of restricted stock unit awards:

	Stock Option Awards		Stock Awards
	Number		Number
	of Shares Acquired on	Value Realized on	of Shares Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Karen Colonias	—	—	1,574	52,068
Brian J. Magstadt	—	—	860	28,449
Roger Dankel	—	—	862	27,908
Ricardo M. Arevalo	—	—	5,534	179,074
Jeffrey E. Mackenzie	—	—	6,150	198,574

Potential Payments on Termination or Change in Control

We do not currently have or plan to adopt any deferred compensation programs or, except for a small number of employees in our recently acquired Swiss subsidiary, any defined benefit pension plans and generally do not pay benefits after termination of employment.  We may, however, compensate a former employee after terminating employment with us, by way of the acceleration of vesting of stock options and restricted stock units on voluntary termination after reaching the age of 60 or on a change in control.  These circumstances, in addition to those applicable to salaried employees generally, and the potential payments for our Named Executive Officers are as follows as of December 31, 2014:

	Voluntary	Change in
Benefits and Payments on Termination	Termination{1}	Control{1}
Accelerated vesting of stock options and restricted stock units:
Karen Colonias	$—	$1,683,348
Brian J. Magstadt	—	548,839
Roger Dankel	—	60,543
Ricardo M. Arevalo	—	384,025
Jeffrey E. Mackenzie	—	390,902

{1}
As discussed above under “Grants of Plan-Based Awards,” vesting of stock options and the lapsing of restrictions on restricted stock units will accelerate on the employee ceasing employment with us after reaching age 60 or on a change in control.

Assumes a market value of $34.60 per share of our common stock, the closing stock price on December 31, 2014, at voluntary termination or change in control.  No material conditions or obligations apply to the receipt of payment on voluntary termination.

Director Compensation

The following table provides information on compensation for the year ended December 31, 2014, that we paid to our directors who are not also our employees or officers.  The amounts shown include all compensation for services to us.

	Fees Earned or Paid in	Stock Awards	All Other Compensation	Total
Name	Cash($)	($){1}	($){2}	($)
James S. Andrasick	86,250	46,455	—	132,705
Jennifer A. Chatman	84,250	46,455	1,000	131,705
Gary M. Cusumano	83,250	46,455	—	129,705
Celeste Volz Ford	83,250	—	1,000	84,250
Peter N. Louras, Jr.	124,625	46,455	1,000	172,080
Robin G. MacGillivray	85,750	46,455	—	132,205

{1}
We determined the value of restricted stock unit awards by multiplying the number of restricted stock units by the fair value per share as of the award date.  The restricted stock was valued using the market price of the shares on the award date in accordance Accounting Standards Codification Topic 718 “Compensation — Stock Compensation.”  The restricted stock units were awarded on February 3, 2014, and were valued at $32.60, the closing stock price on January 31, 2014. Vesting of all unvested restricted stock units is accelerated on a change in control.See “Grants of Plan-Based Awards” above.

The outstanding stock option and restricted stock awards as of December 31, 2014, for these directors were as follows:

	Stock	Restricted Stock
Name	Options	Units
James S. Andrasick	—	1,782
Jennifer A. Chatman	5,000	2,139
Gary M. Cusumano	5,000	2,139
Peter N. Louras, Jr.	5,000	2,139
Robin G. MacGillivray	5,000	2,139

{2}     Represents matching contributions made by us for charitable gifts made by the director.

During 2014, the Compensation and Leadership Development Committee engaged Mercer LLC to evaluate the compensation paid to our outside directors. Following Mercer LLC's review, the Compensation and Leadership Development Committee decided to increase the annual retainer and the fees paid to the Chairman and to each of the committee chairs, eliminate the fees paid for meeting attendance (except that outside directors will receive $2,000 for every day in excess of 12 during a single calendar year that the Board of Directors and/or committee meetings are held) and to balance the cash and equity components of the compensation we pay. For 2015, we will pay each of our directors whom we do not compensate as an officer or employee an annual retainer of $65,000. We will pay the Independent Chairman of the Board of Directors an additional annual fee of $56,500 and we will pay the Chair of the each of the Audit Committee, the Compensation and Leadership Development Committee, the Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $10,000. The annual retainer is paid quarterly and the fees for the Chair of the Board of Directors and each of the committees are paid at the time of the annual meeting of stockholders each year, and are not prorated. We will also reimburse outside directors for expenses that they incur to attend Board of Directors and committee meetings, to visit our facilities and to participate in educational programs. We will pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Equity-Based Compensation Awards for Outside Directors

Each of our outside directors, whether newly appointed or continuing his or her service, is eligible to receive an award of restricted stock units under our 2011 Incentive Plan each year. The value of the award approximates the value of the annual cash retainer. The awards are made at the time of the annual meeting of stockholders and restrictions on 100% of the restricted stock units lapse on the award date.

No stock options granted to our directors under our 1995 Independent Director Stock Option Plan (now part of our 2011 Incentive Plan) were exercised during 2014.

Potential Payments on Resignation or Change in Control for Outside Directors

We do not currently have or plan to adopt any deferred compensation programs or defined benefit pension plans and generally do not pay benefits after resignation from the Board of Directors.  We may, however, compensate a former director who resigns from the Board of Directors by accelerating the lapse of restrictions on the directors’ restricted stock units if the director is over age 60 or a change in control occurs, as follows as of December 31, 2014:

		Change in
Benefits and Payments on Termination	Resignation{1}	Control{1}
Accelerated lapse of restrictions on restricted stock units:
James S. Andrasick	$61,657	$61,657
Jennifer A. Chatman	—	74,009
Gary M. Cusumano	74,009	74,009
Peter N. Louras, Jr.	74,009	74,009
Robin G. MacGillivray	—	74,009

{1}     Assumes a market value of $34.60 per share of our common stock, the closing stock price on December 31, 2014, on resignation or change in control.  No material conditions or obligations apply to the receipt of payment on resignation.

Stock Ownership Guidelines for Outside Directors

In February 2015, the Compensation and Leadership Development Committee imposed stock ownership guidelines for each of our directors whom we do not compensate as an officer or employee. The guideline counts only common stock owned and does not include stock options or restricted stock units. Each Director has 5 years to comply with these guidelines. The guideline for stock ownership for each of our Directors is computed as 3 times their annual cash retainer or $195,000.

Compensation Consultants

Our Compensation and Leadership Development Committee has the authority to retain or obtain the advice of advisers. In 2014, the Compensation and Leadership Development Committee engaged Mercer LLC as its compensation consultant.  The engagement of Mercer LLC was the result of a selection process, conducted by management, among 3 firms. At the conclusion of the selection process, management recommended Mercer LLC and the Compensation and Leadership Development Committee approved Mercer LLC's selection. The Compensation and Leadership Development Committee considered the required independence factors outlined by the Securities and Exchange Commission and New York Stock Exchange rules. Mercer LLC was engaged to:

•	identify an updated industry peer group,

•	assess the competitiveness of our compensation program as compared to the selected industry peer group,

•	recommend changes to our long-term incentive program,

•	evaluate our director compensation, and

•	propose stock ownership guidelines for our Named Executive Officers and our Directors.

Mercer LLC made recommendations to the Compensation and Leadership Development Committee to retain equity-based compensation awards based on operating profit goals, to add or enhance strategic goals for our Named Executive Officers and other selected officers and employees and to strengthen our total stockholder return component.  The Compensation and Leadership Development Committee incorporated these recommendations into the potential equity-based compensation program beginning with equity-based compensation to be awarded in 2016 if operating and strategic goals are achieved for 2015, including a vesting condition based on our performance relative to the S&P Small Cap 600 Index over 3 years.  See “Equity-Based Compensation Awards” above.  We paid Mercer LLC total fees of $163,720 for these services in 2014.  In addition, Mercer LLC was engaged to perform additional services to study compensation for non-executive employees. We paid Mercer LLC $58,823 for the progress on this engagement during 2014. Since 2010 we have engaged Mercer US Inc. and Mercer Health and Benefits LLC for the placement of our health care insurance and Marsh USA Inc. for the placement of our various lines of business insurance (all subsidiaries of Marsh and McLennan). In 2014, we paid Mercer US Inc. and Mercer Health and Benefits LLC $53,355 and Marsh USA Inc. $3,449,841. Payments to Marsh USA Inc. included $335,000 for brokerage fees, either paid directly by us or through commissions paid to them by our insurance carriers, and $3,114,841 for insurance policy premiums. The decision to engage Mercer US Inc., Mercer Health and Benefits LLC and Marsh USA Inc. was made by management, not subject to approval by our Board of Directors or the Compensation and Leadership Development Committee.

Report of the Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee of our Board of Directors reviewed the above Compensation Discussion and Analysis, discussed it with our officers and recommended its inclusion in our Annual Report on Form 10-K for the year ended December 31, 2014, and in this Proxy Statement.

Compensation and Leadership Development Committee

Jennifer A. Chatman, Chair
Celeste Volz Ford
Peter N. Louras, Jr.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee of our Board of Directors is responsible for the development and review of our compensation policy for all of our salaried employees, including equity-based compensation, and is responsible for reviewing and approving the compensation discussion and analysis for inclusion in our Annual Report on Form 10-K and our proxy statement.  The Compensation and Leadership Development Committee comprises 3 independent directors, as defined by the New York Stock Exchange rules.  In addition, the members of the Compensation and Leadership Development Committee are both:

•
“non-employee directors” — directors who satisfy the requirements established by the Securities and Exchange Commission for non-employee directors under Rule 16b-3 under the Securities Exchange Act of 1934; and

•	“outside directors” — directors who satisfy the requirements established under Internal Revenue Code section 162(m).

Our Board of Directors appoints the members of the Compensation and Leadership Development Committee for indefinite terms and may remove any member at any time.  The Compensation and Leadership Development Committee operates under a written charter that our Board of Directors adopted, which is also available on our website at http://www.simpsonmfg.com/social-responsibility/governance/compensation.html. We will provide a printed copy of the charter to any stockholder on request.

Report of the Audit Committee

The Audit Committee of our Board of Directors is responsible for financial and accounting oversight and risk management. Its policies and practices are described below.

Composition

The Audit Committee comprises 4 independent directors, as defined by the New York Stock Exchange rules and Rule 10A-3 of the Exchange Act of 1934, as amended. It operates under a written charter that our Board of Directors adopted, which is available on our website at http://www.simpsonmfg.com/social-responsibility/governance/audit.html. We will provide a printed copy of the charter to any stockholder on request. The members of the Audit Committee are James S. Andrasick, Chair, Jennifer A. Chatman, Peter N. Louras, Jr. and Robin G. MacGillivray. Our Board of Directors has determined that each of them meets the definitions and standards for independence and is financially literate, and that 2 of the Audit Committee members, James S. Andrasick and Peter N. Louras, Jr., have financial management expertise as required by New York Stock Exchange rules and meet the Securities and Exchange Commission definition of an “audit committee financial expert.”

Responsibilities

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the accounting firm that we engage as our independent registered public accounting firm. Our officers are responsible for our internal controls and financial reporting process. Subject to the Audit Committee’s oversight, our independent registered public accounting firm is responsible for performing an independent audit of our internal controls over financial reporting, for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards, and for reporting on those audits.

Review with Officers and the Independent Registered Public Accounting Firm

The Audit Committee met 7 times in 2014 and has held discussions with our officers and the independent registered public accounting firm.  Our officers represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.  The Audit Committee has reviewed and discussed the consolidated financial statements with our officers and PricewaterhouseCoopers LLP, our independent registered public accounting firm.  The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed under Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP, a registered public accounting firm, required by applicable requirements of the Public Company Accounting Oversight Board affirming the registered public accounting firm’s independence in compliance with Rule 3526. The Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence.  On that basis, the Audit Committee believes that PricewaterhouseCoopers LLP is independent.

Summary

Based on the Audit Committee’s discussions with our officers and PricewaterhouseCoopers LLP, the Audit Committee’s review of the representations of our officers, and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that our Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission. The Audit Committee believes that it has satisfied its responsibilities under its charter.

Audit Committee
James S. Andrasick, Chair
Jennifer A. Chatman
Peter N. Louras, Jr.
Robin G. MacGillivray

Audit and Related Fees

Audit Fees

For professional services for the audit of our annual consolidated financial statements included in our annual report on Form 10-K, the audit of our internal control over financial reporting, and review of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, we paid PricewaterhouseCoopers LLP an aggregate of approximately $3,163,000 for 2014 and $2,534,000 for 2013, approximately 79 percent and 70 percent, respectively, of the total fees that we paid to PricewaterhouseCoopers LLP for those years.

Audit-Related Fees

For professional services for audit-related services, primarily for the analysis of purchase price allocations related to recent acquisitions, we paid PricewaterhouseCoopers LLP an aggregate of approximately $4,000 for 2014 and $144,000 for 2013, less than 1 percent and approximately 4 percent, respectively, of the total fees that we paid to PricewaterhouseCoopers LLP for those years.

Tax Fees

For professional services for tax compliance associated with our annual tax returns, and for tax advisory and planning services, we paid PricewaterhouseCoopers LLP an aggregate of approximately $819,000 for 2014 and $914,000 for 2013, approximately 21 percent and 25 percent, respectively, of the total fees that we paid to PricewaterhouseCoopers LLP for those years.

All Other Fees

For all other services, we paid PricewaterhouseCoopers LLP an aggregate of approximately $8,000 for 2014 and $14,000 for 2013, less than 1 percent of the total fees that we paid to PricewaterhouseCoopers LLP for each of those years.  In 2014, these other services were primarily for the preparation of a statutory filing related to exiting the heavy-duty mechanical anchor business in Ireland and for the annual subscription to an on-line accounting research tool. In 2013, these other services comprised primarily advisory services related to a merger involving two of our subsidiaries in Germany and to the annual subscription to an on-line accounting research tool.

The Audit Committee must pre-approve fees to be paid to PricewaterhouseCoopers LLP before PricewaterhouseCoopers LLP begins work.  The Audit Committee pre-approved all fees and services for PricewaterhouseCoopers LLP’s work in 2014 and 2013.  The Audit Committee has determined that the fees for services rendered were compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Governance and Nominating Committee

Our Board of Directors has a standing Governance and Nominating Committee, which is primarily responsible for nominating candidates to our Board of Directors. Its charter is available on our website at http://www.simpsonmfg.com/social-responsibility/governance/governance.html. We will provide a printed copy of each to any stockholder on request. The 3 members of the Governance and Nominating Committee, Robin G. MacGillivray, Chair, James S. Andrasick and Jennifer A. Chatman, are independent and meet all applicable independence requirements.

The Governance and Nominating Committee considers all candidates identified as potential directors, including those submitted by stockholders for its consideration. Any of our stockholders can recommend a director candidate to the Governance and Nominating Committee by writing a letter to:

Simpson Manufacturing Co., Inc.
Board of Directors Governance and Nominating Committee
5956 W. Las Positas Blvd.
Pleasanton, CA 94588

For the Governance and Nominating Committee to consider a candidate for the 2016 annual meeting, we must receive the letter not later than November 10, 2015. The letter should include a description of the attributes that the stockholder believes the candidate would bring to our Board of Directors and the candidate’s biography and contact information.

When evaluating a director candidate, whether or not recommended by a stockholder, the Governance and Nominating Committee uses for guidance our Governance Guidelines (available on our website at http://www.simpsonmfg.com/social-responsibility/governance/governance-guidelines.html) on Director Qualification and Key Director Responsibilities and considers the candidate’s education, business experience, financial expertise, industry experience, business acumen, interpersonal skills, vision, teamwork, integrity, strategic ability and customer focus. The Governance and Nominating Committee will review and discuss potential candidates who come to its attention, whether from internal or external sources. From the review and discussion, the Governance and Nominating Committee may narrow the list of potential candidates and interview the remaining candidates. The Governance and Nominating Committee will recommend for consideration by the full Board of Directors any candidate that the Governance and Nominating Committee considers to be suitable.

Our Bylaws also permit our stockholders directly to nominate directors. To do so, a stockholder must notify our Secretary at least 75 days, but not more than 90 days, before an annual meeting, unless we do not publicly disclose the date of the meeting at least 85 days before the date that the meeting is scheduled to be held, in which case our Secretary must receive the stockholder’s notice within 10 days after we publicly disclose the meeting date. A stockholder’s notice nominating 1 or more director candidates must state as to each such candidate -

•	the candidate’s name, age, business address and residence address,

•	the candidate’s principal occupation or employment,

•	the number of shares of our common stock that the candidate beneficially owns and other information, if any, required by our Bylaws, and

•
any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The stockholder’s notice must also state the stockholder’s name and address, as they appear on our books, and the number of shares of our common stock that the stockholder beneficially owns and other information, if any, required by our Bylaws. We will disregard a purported nomination that does not comply in all respects with our Bylaws. We did not receive such a notice from any stockholder for our 2015 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who own more than 10 percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission.  Securities and Exchange Commission regulations require such persons to furnish us with copies of all section 16(a) reports that they file.  Based solely on our review of the copies of such reports that we received and written representations from the executive officers and directors, we believe that in 2014 our directors and officers and 10 percent stockholders met all of the section 16(a) filing requirements regarding our common stock.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to our Chief Executive Officer and our Chief Financial Officer, as well as all other of our and our subsidiaries’ employees. This code is posted on our website at http://www.simpsonmfg.com/social-responsibility/governance/ethics.html. We will provide a printed copy of the code, free of charge, to any stockholder on request.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the meeting. Insofar as our Board of Directors is aware, no matters will be brought before the meeting except as specified in the notice of the meeting. The persons that you will appoint as your proxies in the enclosed form intend to vote according to their judgment on any other business that properly comes before the meeting.

DISCLAIMER REGARDING INCORPORATION BY REFERENCE OF THE REPORTS OF
THE AUDIT AND COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEES

THE INFORMATION SHOWN IN THE SECTIONS ENTITLED “REPORT OF THE AUDIT COMMITTEE” AND “REPORT OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE” SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING BY SIMPSON MANUFACTURING CO., INC. WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT SIMPSON MANUFACTURING CO., INC. INCORPORATES THIS INFORMATION BY SPECIFIC REFERENCE, AND SUCH INFORMATION SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

STOCKHOLDER PROPOSALS

We must receive stockholder proposals for inclusion in our proxy statement and form of proxy relating to our 2016 Annual Meeting of Stockholders a reasonable time before we begin our solicitation, and in any event not later than November 10, 2015.

BY ORDER OF THE BOARD

Brian J. Magstadt
Secretary

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY OR THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

© 2015 Simpson Manufacturing Co., Inc. P57527 PR15

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date (Simpson Manufacturing Co., Inc. "401(k)" Profit Sharing Trust plan participants may transmit their voting instructions until 11:59 P.M. Eastern Time on 04/19/15). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use your touch-tone phone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date (Simpson Manufacturing Co., Inc. "401(k)" Profit Sharing Trust plan participants may transmit their voting instructions until 11:59 P.M. Eastern Time on 04/19/15). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M83286-P59045 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SIMPSON MANUFACTURING CO., INC.

The Board of Directors recommends you vote FOR the nominees in proposal 1, and FOR proposals 2, 3 and 4:

1. Election of 2 Directors to serve for a three-year term

Nominees:	For	Against	Abstain
1a. Jennifer A. Chatman	☐	☐	☐
1b. Robin G. MacGillivray	☐	☐	☐

	For	Against	Abstain
2. Approval of the amended and restated Simpson Manufacturing Co., Inc. 2011 Incentive Plan	☐	☐	☐
3. Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm	☐	☐	☐
4. Advisory vote to approve Named Executive Officer compensation	☐	☐	☐

Unless otherwise specified, this proxy will be voted for the nominees listed above as directors and for proposals 2, 3 and 4, and will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at **www.proxyvote.com**.

M83287-P59045

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SIMPSON MANUFACTURING CO., INC.
Annual Meeting of Stockholders – April 21, 2015

The undersigned hereby appoints Peter N. Louras, Jr., and Karen Colonias, and each of them, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote on behalf of the undersigned all shares of the common stock of Simpson Manufacturing Co., Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 21, 2015, at 5956 W. Las Positas Blvd., Pleasanton, California, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such common stock, and the undersigned authorizes and instructs said proxies to vote as indicated on the reverse side hereof. The shares represented by this proxy will be voted as directed, or if directions are not indicated, will be voted for the election of directors of some or all of the persons listed on this proxy, in the manner described in the proxy statement. This proxy confers on the proxy holders the power of cumulative voting and the power to vote cumulatively for fewer than all of the nominees as described in such proxy statement.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See Reverse Side

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

See Reverse Side

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 21, 2015.

SIMPSON MANUFACTURING CO., INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 26, 2015
Date: April 21, 2015 **Time:** 2:00 PM
Location: 5956 W. Las Positas Blvd.
Pleasanton, California

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 7, 2015 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.